EXECUTION COPY

Exhibit 2

PURCHASE AND ASSUMPTION AGREEMENT

between

First National Bank, Ames, Iowa,
a national banking association

and

First Bank
an Iowa chartered banking corporation

Dated as of April 30, 2014.

TABLE OF CONTENTS
Purchase and Assumption Agreement

ARTICLE I
DEFINITIONS		1
1.01.	Certain Definitions	1

ARTICLE II
PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES		9
2.01.	Purchase of Assets	9
2.02.	Excluded Assets	11
2.03.	Assumed Liabilities	11
2.04.	Excluded Liabilities	12

ARTICLE III
CLOSING AND TRANSFER AMOUNT		12
3.01.	Closing	12
3.02.	Calculation and Payment of Transfer Amount	12
3.03.	Post-Closing Transfer Calculation	14
3.04.	Final Settlement	14
3.05.	Transfer Amount Allocation	15
3.06.	Prorations	15
3.07.	Custodial Accounts	15

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF FIRST BANK		16
4.01.	Organization and Authority	16
4.02.	Execution and Delivery	16
4.03.	Capitalization of First Bank	16
4.04.	Compliance with Laws, Permits and Instruments	16
4.05.	Financial Statements	17
4.06.	Undisclosed Liabilities	17
4.07.	Litigation	17
4.08.	Consents and Approvals	17
4.09.	Title to Properties and Assets	17
4.10.	Absence of Certain Changes or Events	18
4.11.	Assumed Contracts	18
4.12.	Taxes and Tax Returns	19
4.13.	Insurance	19
4.14.	No Material Adverse Change	19
4.15.	Intellectual Property	19
4.16.	Transactions with Certain Persons and Entities	19
4.17.	Loans	20
4.18.	Condition of Assets	20
4.19.	Environmental Compliance	20
4.20.	Regulatory Compliance	21
4.21.	Books and Records	21
4.22.	Guaranties	21
4.23.	Employee Relationships	21

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4.24.	Employee Benefit Plans	22
4.25.	Interest Rate Risk Management Instruments	22
4.26.	Finder's Fee	22

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF FNB		22
5.01.	Organization and Qualification	22
5.02.	Execution and Delivery	23
5.03.	Compliance with Laws, Permits and Instruments	23
5.04.	Consents and Approvals	23
5.05.	Litigation	23
5.06.	Compliance with Capital Adequacy Guidelines	24
5.07.	Finder's Fee	24

ARTICLE VI
COVENANTS		24
6.01.	Required Acts	24
6.02.	Prohibited Acts	24
6.03.	Regulatory Approvals	26
6.04.	Access to Information and Properties	26
6.05.	Miscellaneous Agreements and Consents	26
6.06.	Nonsolicitation and Exclusive Dealing	27
6.07.	Fees and Expenses	27
6.08.	Employees and Cobra Coverage	27
6.09.	First Bank 401(k) Plan	28

ARTICLE VII
CONDITIONS		28
7.01.	Conditions to Obligations of First Bank	28
7.02.	Conditions to Obligations of FNB	30

ARTICLE VIII
TERMINATION, AMENDMENT, AND WAIVER		32
8.01.	Termination	32
8.02.	Effect of Termination	32

ARTICLE IX
TRANSITIONAL AND POST-CLOSING MATTERS		32
9.01.	Notification to Customers	32
9.02.	Payment of Instruments	33
9.03.	Statements	33
9.04.	Credit Life Insurance	33
9.05.	Access to Records	33
9.06.	Information Reporting	33
9.07.	Transition	33
9.08.	Overdrafts	34
9.09.	Certain Employment Relationships	34
9.10.	Certain FiServ Payments	34

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ARTICLE X
INDEMNIFICATION		34
10.01.	Indemnification of FNB	34
10.02.	Indemnification of First Bank	34
10.03.	Survival of Representations and Warranties; Escrow Agreement.	34

ARTICLE XI
GENERAL PROVISIONS		35
11.01.	Amendment	35
11.02.	Waiver	35
11.03.	Termination of Representations and Warranties	36
11.04.	Binding Effect; Assignment	36
11.05.	Severability	36
11.06.	Headings	36
11.07.	Entire Agreement	36
11.08.	Counterparts	36
11.09.	Notices	36
11.10.	Confidentiality.	37
11.11.	Publicity	38
11.12.	Governing Law	38
11.13.	Third Party Beneficiaries	38
11.14.	Specific Performance	38
11.15.	Mutual Drafting	39
11.16.	Section 1031 Exchange	39
11.17.	WAIVER OF JURY TRIAL	39

Exhibits
Exhibit A –Assignment and Assumption of Liabilities Agreement
Exhibit B – Assignment and Assumption of Assumed Contracts Agreement
Exhibit C – Bill of Sale
Exhibit D – Assignment and Assumption of Loans Agreement
Exhibit E – Assignment, Transfer and Appointment of Successor Custodian for Custodial Accounts
Exhibit F – Limited Power of Attorney
Exhibit G – Escrow Agreement

Schedules
Confidential Schedule 3.02(b) – Pro Forma Transfer Amount Calculation
Confidential Schedule 9.09 – Certain Employment Arrangements
Confidential Schedule 9.09-1 – Form of Employment Agreement of Bill R. Messerschmidt
Confidential Schedule 9.09-2 – Form of Consulting Agreement of Rick R. Messerschmidt

First Bank Disclosure Schedule
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PURCHASE AND ASSUMPTION AGREEMENT

This Purchase and Assumption Agreement (this "Agreement") is entered into as of April 30, 2014, by and between First National Bank, Ames, Iowa, a national banking association with its main office located in Ames, Iowa ("FNB"), and First Bank, an Iowa chartered banking corporation with its main office located in West Des Moines, Iowa ("First Bank").

Recitals

A.            FNB desires to purchase and assume, and First Bank desires to sell and transfer, certain assets and liabilities, including all deposit liabilities, of First Bank as further set forth in this Agreement (the "P&A Transaction").

B.            Following the closing of the P&A Transaction, First Bank intends to convert to an Iowa business corporation in accordance with applicable law (the "First Bank Conversion").

Agreement

NOW, THEREFORE, in consideration of the premises and of the representations, warranties, and agreements herein contained, the parties agree as follows:

ARTICLE I
DEFINITIONS

1.01.      Certain Definitions.  Unless the context otherwise requires, capitalized terms used in this Agreement shall have the meanings set forth below.

"Accounting Firm" has the meaning set forth in Section 3.03(b).

"Accrued Interest" means (a) with respect to the Deposits, the interest that has been accrued but not paid or credited on the Deposits, and (b) with respect to the Transferred Loans, the interest, fees, costs and other charges that have accrued on or been charged to the Transferred Loans but not paid by the borrower, or if applicable, a guarantor or surety therefor, or otherwise collected by offset or recourse to collateral for the applicable Transferred Loan.

"Affiliate" means any Person that, directly or indirectly, through one or more intermediaries, (a) owns or controls another Person, (b) is owned or controlled by another Person, or (c) is under common control or ownership with another Person, and "ownership" means the direct or indirect beneficial ownership of more than 50% of the equity securities of a Person, or, in the case of a Person that is not a corporation, more than 50% of the voting and/or equity interest.

"ANC” means Ames National Corporation, an Iowa corporation and parent company of FNB.

"Approving Authorities" or "Approving Authority" means, collectively or individually, as applicable, the OCC, the IDOB and any other state or federal governmental agency or instrumentality whose approval is necessary or appropriate for FNB or First Bank to consummate the transactions contemplated hereby.

"Assumed Contracts" has the meaning set forth in Section 4.11.

"Assumed Liabilities" has the meaning set forth in Section 2.03.

"ATMs" means the automated teller machines owned by First Bank, which are located at the Branch Offices and at 7000 62nd Street, Johnston, Iowa.

"Book Value of Transferred Loans" means the book value of the Transferred Loans calculated in accordance with the Call Report Instructions net of charge-offs, but not net of reserves.

"Branch Offices" means the following locations of First Bank:

(i)            5625 Mills Civic Parkway, West Des Moines, IA;

(ii)          301 5th Street, West Des Moines, Des Moines, IA; and

(iii)         8460 Birchwood Court, Suite 100, Johnston, IA.

"Call Report" means, as of any date, the then-current form of Consolidated Report of Condition and Income for a Bank with Domestic Offices Only (FFIEC 041).

"Call Report Instructions" means, as of any date, the then-applicable instructions to the Reports of Condition and Income as promulgated by the FFIEC.

"Cash on Deposit at the Federal Reserve" means First Bank's cash on deposit at the Federal Reserve Bank of Chicago, or, if the Federal Reserve Bank of Chicago will not permit First Bank to liquidate such funds prior to the Closing, all of First Bank's interest in such funds.

"Cash on Hand" means all teller working cash, petty cash, vault cash and ATM cash at the Branch Offices as of the close of business on the Closing Date.

"Closing Date" has the meaning set forth in Section 3.01.

"Code" means the Internal Revenue Code of 1986, as amended.

"Commitments" means the unfunded portion of a line of credit or other unfunded commitment to make an extension of credit (or additional advances with respect to a Transferred Loan) as reflected on the books and records of First Bank that was legally binding on First Bank as of the close of business on the Closing Date.

"Consent" means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

"Constituent Documents" means collectively or individually, as the case may be, the Charter and/or the Bylaws of First Bank.

"Continuing Employee" has the meaning set forth in Section 6.08(b).

"Contract" means any contract, agreement, arrangement, authorization, commitment, indenture, instrument, license, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its assets or business.

"Custodial Account" has the meaning set forth in Section 3.07.
"
Deposits" mean all deposit liabilities of First Bank, which are defined as deposits in the Federal Deposit Insurance Act, 12 U.S.C. §1813, and associated accounts, including, without limitation, open and closed accounts, passbook accounts, statement accounts, checking accounts, money market accounts, health savings accounts, public funds accounts, individual retirement accounts, escrow accounts and certificates of deposit, and in each case collected and uncollected deposits plus Accrued Interest.

"Disputed Asset" has the meaning set forth in Section 3.02(c).

"Employee Plan" has the meaning set forth in Section 4.24.

"Environmental Laws" means the common law and all federal, state, and local laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, now in effect, relating to pollution or protection of public or employee health or safety or the environment, including laws relating to (i) emissions, discharges, releases or threatened releases of Hazardous Materials, into the environment (including ambient air, indoor air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, and (iii) underground and above ground storage tanks, and related piping, and emissions, discharges, releases or threatened releases therefrom.

"ERISA" has the meaning set forth in Section 4.24.

"ERISA Affiliate" has the meaning set forth in Section 4.24.

"Escrow Agent" means Iowa State Bank, Des Moines, Iowa or such other entity as shall be agreed upon by First Bank and FNB.

"Escrow Agreement" has the meaning set forth in Section 10.03(b).

"Escrow Amount" has the meaning set forth in Section 10.03(b).

"Escrow Payment Date" has the meaning set forth in Section 10.03(b).

"Estimated Transfer Amount" has the meaning set forth in Section 3.02(c).

"Excluded Assets" has the meaning set forth in Section 2.02.

"Excluded Liabilities" has the meaning set forth in Section 2.04.

"FDIA" means the Federal Deposit Insurance Act, as amended.

"FDIC" means the Federal Deposit Insurance Corporation.

"FFIEC" means the Federal Financial Institutions Examination Council.

"First Bank FMV" has the meaning set forth in Section 3.02(c)(ii).

"First Bank's Indemnified Parties" has the meaning set forth in Section 10.02.

"Final Settlement Date" has the meaning set forth in Section 3.04.

"Final Transfer Amount" has the meaning set forth in Section 3.03(a).

"Final Transfer Payment" has the meaning set forth in Section 3.04.

"Financial Statements" has the meaning set forth in Section 4.05.

"First Bank" has the meaning set forth in the opening paragraph.

"First Bank 401(k) Plan" means the First Bank 401(k) Profit Sharing Plan in which First Bank is the primary employer.

"First Bank Conversion" has the meaning set forth in Recital B.

“First Bank Deferred Compensation Plans” means the First Bank Salary Continuation Agreement between First Bank and Larry Tibbets dated August 5, 2006 (and amended June 5, 2007) and the First Bank Salary Continuation Agreement between First Bank and Roger Peterson dated August 5, 2003 (and amended August 5, 2005 and May 9, 2007).

"First Bank Disclosure Schedule" has the meaning set forth in Article IV.

"First Bank Intellectual Property" has the meaning set forth in Section 4.15.

"First Bank's Knowledge" means the actual knowledge of Bill R. Messerschmidt and Rick R. Messerschmidt.

"Fiserv Contract" means the Agreement by and between First Bank and Fiserv Solutions, Inc., dated April 6, 2006 as amended May 25, 2011, and which shall not be an Assumed Contract hereunder.

"Fiserv Contract Payments" means the amount owed to Fiserv in accordance with deconversion services and termination of the Fiserv Contract, including any liquidated damages in accordance with the Fiserv Contract.

"FNB" has the meaning set forth in the opening paragraph.

"FNB Employee Plans" means all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) any stock-related plan, bonus, incentive, deferred compensation, severance, employment or consulting agreement, and any other employee benefit plan, program, policy or arrangement, which are maintained, contributed to or required to be contributed to by FNB or any affiliate within the meaning of Section 414(b), (c), (m) or (o) of the Code ("ERISA Affiliate"), for the benefit of employees or former employees of FNB or any ERISA Affiliate (the "Employee Plans").

"FNB's Indemnified Parties" has the meaning set forth in Section 10.01.

"FNB's Knowledge" means the actual knowledge of Thomas H. Pohlman and John Nelson.

"Foreclosed Property" means the OREO and all Personal Property acquired by First Bank through foreclosure or satisfaction of judgments or indebtedness.  Foreclosed Property shall include any equity interests owned by First Bank in a wholly owned subsidiary that is formed to hold any OREO and Personal Property acquired by First Bank through foreclosure or satisfaction of judgments or indebtedness.

"Governmental Entity" means any United States, foreign, federal, state or local court, tribunal, judicial body, arbitral body, administrative agency or commission, or other governmental instrumentality.

"Hazardous Material" means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including petroleum, crude oil or any fraction thereof or any petroleum product, but does not include normal quantities of any chemical used in the ordinary course of business as office or cleaning supplies.

"IDOB" means the Iowa Division of Banking.

"Intellectual Property" means United States or foreign intellectual property including (i) all inventions, patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and reexaminations thereof, (ii) all trademarks, service marks, logos, trade names, corporate names, domain names, trade dress, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrights and copyrightable works and all applications, registrations and renewals in connection therewith, (iv) all trade secrets and confidential business information (including research and development, know-how, formulas, compositions, processes, techniques, methods, schematics, technology, technical or other data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing proposals), (v) all computer software (including databases and related documentation), and (vi) all other proprietary rights, whether  now owned or hereafter recognized in any jurisdiction.

"IRS" means the Internal Revenue Service.

"Late Fees" means late fees on Transferred Loans.

"Law" means any federal or state law, statute, regulation, rule, or reporting or licensing requirement applicable to a Person or its assets, liabilities or business, including those promulgated, interpreted, or enforced by any Governmental Entity.

"Liability" means any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, contingent or non-contingent, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.

"Lien" means any lien, pledge, claim, charge, security interest or encumbrance of any nature whatsoever.

"Litigation" means any complaint, action, suit, proceeding, review, arbitration or other alternative dispute resolution procedure, demand, claim, investigation or inquiry of any kind or nature, whether civil, criminal or administrative.

"Loan Documents" has the meaning set forth in Section 4.17.

"Loans" means all of the following owed to or held by First Bank as of Closing:

(a)            All loans, funded portions of lines of credit or credit plans (whether revolving or not and whether commercial or consumer), non-ledger loans, demand deposit lines of credit, loans secured by Deposits, home improvement loans, student loans, extensions of credit pursuant to a credit card plan or debit card plan, home equity lines of credit, loans that are secured by mortgages on family residences, commercial loans or any other extensions of credit, and lease financing contracts;

(b)            All liens, rights (including rights of set-off), remedies, powers, privileges, demands, claims, priorities, equities and benefits owned or held by, or accruing or to accrue to or for the benefit of, the holder of the obligations or instruments referred to in clause (a) above, including those arising under or based upon all Records evidencing or securing a Loan (including any note, mortgage, deed of trust, security agreement, guarantee, other collateral documents, attorney opinions, all other tangible or electronic items relating to the Loans and all amendments, modifications, extensions or renewals of any of the foregoing), casualty insurance, gap/warranty and credit life insurance policies and binders, standby letters of credit, mortgagee title insurance policies and binders, payment bonds and performance bonds at any time and from time to time existing with respect to any of the obligations or instruments referred to in clause (a) above; and

(c)            All amendments, modifications, renewals, extensions, refinancings, and refundings of or for any of the foregoing.

"Material Adverse Change" means, with respect to any Person, an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse effect on (a) the business, assets or financial position of such Person, or results of operations of such party, or (b) the ability of such Person to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that none of the following will be taken into account in determining whether there has been a Material Adverse Change: (i) changes in regulatory accounting requirements; (ii) changes in laws, rules or regulations of general applicability to companies in the U.S.  banking industry; (iii) changes in global or national political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the U.S. banking industry; or (iv) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism.

"MRA" means any matter requiring attention identified in connection with a report of examination issued by a Governmental Entity.

"OCC" means the Office of the Comptroller of the Currency.

"Order" means any MRA, order, injunction, judgment, decision, award, decree, ruling, writ, or administrative decision of any Governmental Entity.

"OREO" means all real property acquired by First Bank through foreclosure or satisfaction of judgments or indebtedness, together with all improvements, fixtures and appurtenances located thereon and owned by First Bank as of the close of business on the Closing Date.

"Owned Personal Property" means Personal Property owned by First Bank.

"Owned Real Property" means Real Property owned by First Bank.

"Overdrafts" means negative balances on Deposit accounts, including but not limited to negative balances incurred pursuant to an overdraft protection plan or account; provided that any Overdrafts that are aged more than 30 days past their applicable due date shall not be included in the calculation of the Transfer Amount.

"P&A Transaction" has the meaning set forth in the Recitals to this Agreement.

"Pending Litigation" means each of the pending Litigation matters to which First Bank is a plaintiff, and which is subject to no counterclaim.

"Permit" means any permit, approval, authorization, certificate, easement, franchise, license, or right given by any Governmental Entity to any Person, or that is or may be binding upon or inure to the benefit of any Person, or its assets or business.

"Permitted Encumbrances" means ad valorem taxes for the current year, prior mineral reservations and conveyances and any other exceptions, restrictions, easements, rights of way and encumbrances that do not materially and adversely affect the value or present use of Transferred Real Property.

"Person" means an individual, corporation, partnership, limited liability company, unincorporated association, trust, joint venture or other organization or entity or governmental entity and shall include any successor (by merger or otherwise) of such entity.

"Personal Property" means all equipment, furniture, appliances, fixtures, furnishings, computer equipment (hardware and software), supplies, signs, structures, improvements, safe deposit boxes (excluding contents) and other items of tangible personal property owned or leased by First Bank and located at any Real Property (including the off-site ATM location), whether or not reflected on the books and records of First Bank as of Closing, other than the Excluded Assets.

"Post-Closing Transfer Calculation" shall have the meaning set forth in Section 3.03(a).

"Real Property" or "Real Properties" means the real property owned or leased by First Bank (excluding OREO), including without limitation all real property on which First Bank's Branch Offices and ATMs are located or the Transferred Assets are operated, together with all improvements, improvements in progress, fixtures and appurtenances located thereon or related thereto, other than the Excluded Assets.

"Records" means all books, records and files directly relating to the Transferred Assets and the Assumed Liabilities.

"Retained Contracts" means all Contracts of First Bank that are not Assumed Contracts.

"Safe Deposit Box Business" has the meaning set forth in Section 2.01.

"SBA Claim" means the claims of First Bank filed with the United States Small Business Administration for reimbursement of First Bank's costs and expenses of loan administration with respect to two borrowers (the identities of which has been separately disclosed to FNB), such claims being in the total aggregate amount of $284,290.

"Securities" means all securities owned by First Bank, including all bonds, stocks, debentures, trust preferred securities, bank-owned certificates of deposit (other than Qwickrate certificates of deposit), and other investments.

"Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Transfer Amount" has the meaning set forth in Section 3.02.

"Transferred Assets" has the meaning set forth in Section 2.01.

"Transferred Loans" means all Loans.

"Transferred Real Property" means all Real Property.

ARTICLE II
PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES

2.01.     Purchase of Assets.  Subject to the terms, conditions, representations and warranties set forth in this Agreement, at the Closing (as defined in Section 3.01 below) First Bank shall sell, assign, transfer, grant, bargain, deliver and convey to FNB, and FNB shall purchase and otherwise acquire from First Bank, to the extent transferable, First Bank's entire right, title and interest in and to all of its assets other than the Excluded Assets, wherever located and whether or not reflected on First Bank's books and records (collectively, the "Transferred Assets"), including, without limitation, all of the following assets:

(a)            all cash and due from banks;

(b)            all Cash on Hand and cash equivalents;

(c)            all Transferred Loans and all Accrued Interest and Late Fees on the Transferred Loans;

(d)            the Overdrafts;

(e)            all Personal Property;

(f)             all Transferred Real Property;

(g)            the Assumed Contracts, including the lease of the Johnston Branch Office;

(h)            the Foreclosed Property;

(i)             the Securities not otherwise liquidated by First Bank as of the Closing;

(j)             the Records;

(k)            all clearing house accounts with exchange networks (including check imaging exchanges) and all inventory and supplies of First Bank whether or not reflected on the books and records of First Bank;

(l)             Cash on Deposit at the Federal Reserve, if not liquidated by First Bank as of the Closing;

(m)           the contracts and relationships giving rise to the Deposits (and any overdrafts on Deposit accounts);

(n)            all safe deposit box business located at any Branch Office as of the Closing Date (the "Safe Deposit Box Business").  The Safe Deposit Box Business includes, without limitation, safe deposit box contracts, the removable safe deposit boxes (exclusive of the contents of leased safe deposit boxes) and safe deposit stacks in the vault and all keys and combinations thereto;

(o)            all catalogs, promotional materials, operating manuals, computer software and licenses, equipment records and related materials relating to the Transferred Assets;

(p)            all of First Bank's agency listings, licenses, permits, approvals, ratings, franchises, and authorities held by First Bank that are required by any Governmental Entity or otherwise for the ownership or operation of the Transferred Assets or are material to the operation of the Transferred Assets (excluding First Bank's banking charter and depository insurance certificate) to the extent such items are legally transferrable;

(q)            all of First Bank's Intellectual Property, including all of First Bank's interest in the name "First Bank" and variations thereof; provided that First Bank will adopt a new corporate name effective as of the day after the Closing Date and utilize such new name while it is in the voluntary conversion process and provided further that First Bank may use the name "First Bank" in liquidating assets that are Excluded Assets;

(r)             all registrations or pending applications relating to the Transferred Assets, including all internet domain names, social media properties, e-mail addresses, and websites, addresses, telephone numbers, clearing house/exchange network account numbers, customer account numbers, ABA routing number, transit routing numbers, any other account numbers, and post office boxes utilized with respect to the Transferred Assets, to the extent any such items are legally transferable;

(s)            all proprietary information of First Bank relating to the Transferred Assets, including all of First Bank's customer lists, e‑mail addresses, prospect lists, supplier and vendor lists and other lists and information related to the Branch Offices or the Transferred Assets and all files, data and information relating to such customers, prospects, suppliers, vendors, consultants or others;

(t)             all of First Bank's rights in all warranties of any manufacturer, supplier, or vendor with respect to the Transferred Assets, to the extent transferrable;

(u)            all of First Bank's interest in all miscellaneous agreements or relationships, and all memberships or interest in organizations relating to the Transferred Assets to the extent they are assignable by First Bank;

(v)            the SBA Claim;

(w)           all of First Bank's interest in all security and/or other deposits (including utility deposits) and prepaid expenses (except as set forth in Section 2.02(h)), to the extent they are recoverable, relating to the Transferred Assets;

(x)            all of First Bank's right, title and interest in all other property, real or personal, tangible or intangible, known or unknown, contingent or otherwise, including all subsidiaries, joint ventures, partnerships and other business interests, all investments, all business, financial, personnel and other records, adjusted to the date of Closing, relating to the Transferred Assets, whether or not reflected on the books and records of First Bank; and

(y)            all of First Bank’s right, title and interest in any Pending Litigation.

2.02.     Excluded Assets.  Notwithstanding anything to the contrary in Section 2.01, all of the following assets will be retained by First Bank and are excluded from the Transferred Assets (the "Excluded Assets").  To the extent any such Excluded Assets are included in First Bank's balance sheet, they shall be deducted for purposes of calculating the Transfer Amount.

(a)            claims for refunds of Taxes and governmental charges related to First Bank's business for periods ending on or before the Closing Date;

(b)            First Bank's minute books, charter, corporate stock record books, Tax Returns, organizational costs and such other books and records as pertain to the organization, existence or share capitalization of First Bank;

(c)            any claims or rights associated with the Excluded Assets or the Excluded Liabilities and all books and records related thereto;

(d)            antique and collectible currency and coins;

(e)            artwork consisting of Messerschmidt family portraits and pictures reflecting First Bank's history;

(f)             obsolete, non-ledger antique equipment;

(g)            current and deferred income tax and franchise tax assets;

(h)            prepaid expenses to the extent they provide no economic benefit to FNB (example: prepaid insurance); and

(i)             that certain non-ledger Loan in the amount of $100,179.51 guaranteed by the SBA.

2.03.     Assumed Liabilities.  Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date FNB will assume and agree to pay and perform, as and when due, those liabilities of First Bank listed below ("Assumed Liabilities"):

(a)            all Deposits;

(b)            other borrowed money, including sweep and repurchase accounts plus Accrued Interest, if any;

(c)            any liability or obligation from any of the Assumed Contracts;

(d)            any obligation arising on or after the Closing Date with respect to the Transferred Assets;

(e)            any obligation for fees, expenses and court costs with respect to Pending Litigation; and

(f)            the obligation to honor the Commitments.

Other than those liabilities specifically assumed in this Section 2.03, FNB will not assume any liabilities of First Bank, whether known or unknown, disclosed or undisclosed, contingent or otherwise, which have arisen or may arise or be established in connection with the conduct of business at First Bank prior to the Closing Date.

2.04      Excluded Liabilities.  Notwithstanding the provisions in Section 2.03, First Bank is, and, following the Closing, First Bank will continue to be, legally responsible for all liabilities and obligations of First Bank other than the Assumed Liabilities, including, but not limited to the following (collectively, the "Excluded Liabilities"):

(a)            obligations under the First Bank Deferred Compensation Plans, which First Bank shall pay off on or before the Closing Date;

(b)            current and deferred income tax and franchise tax liabilities; and

(c)            FDIC assessments for the second quarter of 2014 and through the Closing Date.

ARTICLE III
CLOSING AND TRANSFER AMOUNT

3.01.     Closing.  On a date mutually agreed upon by First Bank and FNB after all necessary regulatory, corporate and other approvals have been received, any mandatory waiting periods have expired and a data processing conversion date has been confirmed with FiServ Solutions, Inc. (the "Closing Date"), a meeting (the "Closing") will take place.  Each of First Bank and FNB agree to target the Closing to take place on or after July 31, 2014 but not later than September 8, 2014 unless otherwise agreed.  At the Closing, the parties to this Agreement will exchange certificates, letters and other documents in order to determine whether all of the conditions set forth in this Agreement have been satisfied or waived or whether any condition exists that would permit a party to this Agreement to terminate this Agreement.  If none of the foregoing conditions then exists or if no party elects to exercise any right it may have to terminate this Agreement, then the parties will execute such documents and instruments as may be necessary or appropriate in order to effect the transactions contemplated by this Agreement.  The P&A Transaction, and all calculations made in connection therewith, shall be effective as of 6:00 p.m. on the Closing Date.  The Closing will take place, subject to satisfaction or waiver of all conditions set forth in this Agreement, at the office of First Bank located at 5625 Mills Civic Parkway, West Des Moines, Iowa, or at such other location as the parties may subsequently agree.

3.02.     Calculation and Payment of Transfer Amount.

(a)            In connection with the sale by First Bank to FNB of the Transferred Assets and the assumption by FNB of the Assumed Liabilities as provided for herein, at the Closing, FNB will transfer to or cause the transfer to First Bank (as contemplated by Section 11.16 below) by wire transfer of immediately available funds to an account designated by First Bank, an amount equal to the Estimated Transfer Amount.

(b)            The Transfer Amount (subject to adjustment) (the "Transfer Amount") will be equal to the sum of the following (which is illustrated by Confidential Schedule 3.02(b)):

(i)              Four Million Seven Hundred Thousand Dollars ($4,700,000) (which includes a One Hundred Thousand Dollar ($100,000) adjustment as identified on Confidential Schedule 3.02(b));

(ii)            Minus the book value of Excluded Assets as of the Closing Date;

(iii)           Plus the book value of Excluded Liabilities as of the Closing Date;

(iv)          Plus the increase (or minus the decrease) from December 31, 2013 through the Closing Date in the sum of:

 (A)            Total equity capital, determined as per line 28 of Schedule RC of the call report (which includes unrealized gains and losses on Securities);

 (B)            Plus the allowance for loan and lease losses;

(v)            Plus losses on sales of OREO (excluding ________), but in each case, not more than 10% of the December 31, 2013 book value of each such parcel sold may be added back.

(c)            (i)            In the event that FNB shall determine between the date of this Agreement and July 14, 2014 that it has a material disagreement with First Bank’s book value (net of reserves) as of June 30, 2014 of any Transferred Loans or OREO or the fair market value of any of the Securities (a "Disputed Asset"), not later than July 14, 2014, FNB shall deliver to First Bank a written notice identifying each Disputed Asset; provided however with respect to OREO, the notice may only identify and dispute those parcels with a fair market value of less than ninety percent (90%) (net of reserves) of First Bank's book value thereof as of June 30, 2014.  The notice shall state, with reasonable particularity, (A) the reason or reasons FNB has determined that each such Disputed Asset is valued improperly; and (B) FNB’s proposal for the value thereof to be used in calculation of the Transfer Amount.

(ii)            First Bank shall have three (3) Business Days from receipt of the notice to either (A) accept FNB’s proposal for the value of a Disputed Asset; or (B) propose an alternative valuation (the “First Bank FMV”) (which may be equal to or less than the value as shown on the books of First Bank); either alterative to be in writing and provided to FNB.

(iii)           In the event First Bank shall notify FNB that it does not agree with FNB’s proposed value, FNB shall thereafter have three (3) Business Days from receipt of such notice to decide whether to accept the First Bank FMV.

(iv)          (A)            In the event FNB and First Bank thereafter agree on an alternative valuation for a Disputed Asset, the agreed upon amount shall be used in the calculation of the Transfer Amount.

 (B)            In the event First Bank and FNB cannot agree on an alternative valuation for a Disputed Asset, (1) the Transfer Amount shall include the value of such Disputed Asset at the amount as carried on the books of First Bank; or (2) FNB shall have the right to terminate this Agreement with such termination being deemed a termination pursuant to Section 8.01(a) below.

(d)            Upon any resolution of a Disputed Asset value pursuant to Section 3.02(c) and in any event, not less than three (3) Business Days prior to the Closing, First Bank shall deliver to FNB a written calculation of the Transfer Amount (taking into account any revaluation of a Disputed Asset)  setting forth in reasonable detail First Bank's best estimate of the Transfer Amount calculated as of the close of business on the date that is five (5) Business Days prior to the Closing, determined in accordance with Call Report Instructions (the "Estimated Transfer Amount").  The Estimated Transfer Amount will be subject to the approval of FNB, which approval shall not be unreasonably delayed, conditioned or withheld; provided that the value of any Disputed Asset shall not be subject to such consent except in accordance with Section 3.02(c).

3.03.     Post-Closing Transfer Calculation.

(a)            On the fifth (5th) business day after the Closing Date, First Bank shall deliver to FNB a written calculation (the "Post-Closing Transfer Calculation") of the Transfer Amount setting forth in reasonable detail the Transfer Amount calculated as of the close of business on the Closing Date, determined in accordance with Call Report Instructions (the "Final Transfer Amount").

(b)            If First Bank and FNB are unable to agree upon the Post-Closing Transfer Calculation within ten (10) business days of FNB's receipt thereof, the disputed items or amounts concerning the Post-Closing Transfer Calculation shall be determined by an accounting firm mutually agreed upon by First Bank and FNB (the "Accounting Firm") within fourteen (14) days following the submission of such disputed items or amounts to the Accounting Firm.  In making such calculation, the Accounting Firm may only consider those items or amounts in the Post-Closing Transfer Calculation as to which First Bank and FNB have disagreed.  The fees of the Accounting Firm incurred in determining the Post-Closing Transfer Calculation will be paid equally by First Bank and FNB.

3.04.     Final Settlement.  On the business day immediately following the day on which the Post-Closing Transfer Calculation shall have been finally determined pursuant to the terms of Section 3.03 (the "Final Settlement Date"), if the Final Transfer Amount is greater than the Estimated Transfer Amount, then FNB shall pay the difference to First Bank.  If the Final Transfer Amount is less than the Estimated Transfer Amount, then First Bank shall pay the difference to FNB.  In each case such payment shall be made within three (3) Business Days after the Final Settlement Date by wire transfer in immediately available funds to an account designated in writing by First Bank to FNB or to an account designated in writing by FNB to First Bank, as applicable.  Any payment pursuant to this Section 3.04 (the "Final Transfer Payment") shall include interest on such amount for the number of days from and including the Closing Date to but excluding the Final Settlement Date at a rate equal to the effective Federal Funds rate as published by the Board of Governors of the Federal Reserve System on the Final Settlement Date.   If the Final Settlement Date is not a business day, the Federal Funds Rate shall be the rate applicable to federal funds transactions on the immediately preceding day for which such rate is reported.

3.05 .    Transfer Amount Allocation.  The allocation of the Transfer Amount is intended to comply with the allocation method required by Section 1060 of the Internal Revenue Code of 1986, as amended.  The parties will each report the federal, state and local and other tax consequences of the purchase and assumption contemplated hereby (including the filing of Internal Revenue Service Form 8594) in a manner consistent with such allocation and take no position in any tax filing, return, proceeding, audit or otherwise which is inconsistent with such allocation.  Within thirty (30) days following the Closing Date, FNB shall provide to First Bank a copy of IRS Form 8594 and any required exhibits thereto with FNB's proposed allocation of the consideration payable with respect to the Transferred Assets.  FNB, on the one hand, and First Bank on the other, shall agree upon such allocation within sixty (60) days after the Closing Date; provided that if FNB and First Bank are unable to agree upon an allocation schedule within such sixty (60) day period, the allocation schedule shall be prepared by an Accounting Firm acceptable to FNB and First Bank.  The fees of such Accounting Firm incurred in preparing the allocation schedule shall be paid equally by FNB and First Bank.

3.06.    Prorations.  The parties intend that First Bank will operate for its own account the business conducted at its offices until the close of business on the Closing Date, and that FNB will operate such business for its own account on and after the close of business on the Closing Date.  Thus, except as otherwise specifically provided in this Agreement, items of expense directly attributable to the operation of First Bank, will be prorated as of the close of business on the Closing Date, whether or not such adjustment would normally be made as of such time, including, without limitation, (i) telephone, electric, gas, water, and other utility services (to the extent it is not possible to transfer such services into the name of FNB as of the Closing Date), (ii) taxes associated with the Owned Real Property and Owned Personal Property and Foreclosed Property, (iii) assessments (including, without limitation, assessments attributable to FDIC deposit insurance which are Excluded Liabilities), (iv) payments due on Assumed Contracts, and (v) similar expenses related to the Transferred Assets hereunder.

3.07.     Custodial Accounts.  At the Closing, First Bank will resign as custodian with respect to any individual retirement account or health savings account ("Custodial Account") as to which First Bank is custodian and as to which one or more of the assets included therein is a Deposit transferred to FNB on the Closing Date.  At the Closing, First Bank will designate or appoint FNB as successor custodian under each such Custodial Account.  FNB covenants and agrees that it will, following its designation or appointment as successor custodian under the Custodial Accounts, promptly and faithfully perform, fulfill, and discharge each of the obligations required to be performed by the custodian with respect to such accounts pursuant to law, or pursuant to the governing documents establishing such Custodial Account.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF FIRST BANK

As a material inducement to FNB to enter into and perform its obligations under this Agreement, except as disclosed in the Disclosure Schedule (the "First Bank Disclosure Schedule") delivered by First Bank to FNB before the execution of this Agreement setting forth items of disclosure with specific reference to the particular Section of this Agreement to which the information on the First Bank Disclosure Schedule relates (and which will be updated as of the Closing Date), but provided that disclosure therein with respect to any particular section will be deemed to be disclosed for each applicable section. First Bank hereby represents and warrants to FNB as follows:

4.01.     Organization and Authority.  First Bank is an Iowa chartered banking corporation, duly organized and validly existing with the IDOB and the Secretary of State of Iowa.  First Bank has all requisite corporate power and authority (including all licenses, franchises, permits and other Consents of Governmental Entities as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it.  First Bank is an insured bank as defined in the FDIA.  Other than ________ (i) First Bank does not own or control any Affiliate or subsidiary, and (ii) First Bank has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity and the business carried on by First Bank has not been conducted through any other direct or indirect subsidiary or Affiliate of First Bank.

4.02 .    Execution and Delivery.  First Bank has taken all corporate action necessary to authorize the execution, delivery and performance of this Agreement.  This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by First Bank and each constitutes the legal, valid and binding obligation of First Bank, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar laws affecting creditors' rights and remedies generally and by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or in equity.

4.03.      Capitalization of First Bank.  All of the outstanding shares of First Bank Common Stock are owned, legally and beneficially, by Roy W. Messerschmidt, Bill R. Messerschmidt and Rick R. Messerschmidt.  All of the outstanding shares of First Bank Common Stock have been duly authorized, validly issued, and are fully paid and nonassessable, and have not and will not have been issued in violation of the preemptive rights of any person.

4.04.     Compliance with Laws, Permits and Instruments.

(a)            To First Bank's Knowledge, First Bank has performed and abided by all obligations required to be performed by it to the date hereof, and has complied with, and is in compliance with, and is not in default (and with the giving of notice or the passage of time will not be in default) under, or in violation of, (i) any provision of the Constituent Documents, (ii) any provision of any material Contract to which First Bank is a party, except where nonperformance, noncompliance, default or violation could not reasonably be expected to result in a Material Adverse Change, or (iii) any material Law, Order or Permit applicable to First Bank, except where nonperformance, noncompliance, default or violation could not reasonably be expected to result in a Material Adverse Change.

(b)            The execution, delivery and (provided the required regulatory approvals from the Approving Authorities are obtained) performance of this Agreement and the other agreements contemplated hereby, and the completion of the transactions contemplated hereby and thereby will not conflict in any material respect with, result in any material violation of or result in material default or loss of a material benefit under, (i) the Constituent Documents, (ii) any material Contract applicable to First Bank, or (iii) any material Law, Order or Permit applicable to First Bank.

4.05.     Financial Statements.  First Bank has made available to FNB true and complete copies of the financial statements identified in the First Bank Disclosure Schedule (the "Financial Statements").  The Financial Statements (including the related notes) complied as to form, as of their respective dates, in all material respects with applicable accounting requirements, have been prepared in accordance with the Call Report Instructions, fairly present the financial condition of First Bank at the dates thereof and the results of operations for the periods then ended (subject to normal year-end adjustments that are not material in amount or effect), and the accounting records underlying the Financial Statements accurately and fairly reflect in all material respects the transactions of First Bank.

4.06.     Undisclosed Liabilities.  First Bank does not have any material Liability that is not reflected in or disclosed in the Financial Statements.

4.07.     Litigation.  Other than Pending Litigation set forth in Section 4.07 of the First Bank Disclosure Schedule, there is no Litigation now pending or, to First Bank's Knowledge, threatened against First Bank at law or in equity, or by or before any Governmental Entity.

4.08.     Consents and Approvals.  The Board of Directors of First Bank (at a meeting called and duly held) approved and adopted this Agreement.  Except as set forth in Section 4.08 of the First Bank Disclosure Schedule, no Consent or Order of any Governmental Entity is required on the part of First Bank in connection with the execution, delivery or performance of this Agreement, or the completion by First Bank of the transactions contemplated hereby or thereby.

4.09.     Title to Properties and Assets.  Section 4.09 of the First Bank Disclosure Schedule sets forth legal descriptions of each parcel comprising the Transferred Real Property that is Owned Real Property and each parcel comprising OREO.  Seller has (i) as to the Transferred Real Property that is Owned Real Property and as to the OREO, good, marketable and indefeasible fee simple title to such Transferred Real Property and OREO, (ii) good, marketable and indefeasible fee simple title to all the leasehold interests created in Transferred Real Property that is leased; (iii) good and marketable title to all other owned or leased Transferred Assets, in each such case, subject to no Liens of any kind except (a) as noted in the Financial Statements or in First Bank's Call Reports, (b) statutory liens and Taxes due but not yet delinquent, (c) consensual landlord liens, (d) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (e) pledges of assets in the ordinary course of business to secure public funds deposits, (f) Permitted Encumbrances, and (g) the lien, if any, of the Federal Reserve Bank of Chicago with respect to certain Cash on Deposit at the Federal Reserve.

4.10.     Absence of Certain Changes or Events.  Since December 31, 2013, First Bank has conducted its business only in the ordinary course and has not:

(a)            Instituted, had instituted against it, settled or agreed to settle any Litigation before any Governmental Entity relating to the Transferred Assets or Assumed Liabilities other than in the ordinary course of business;

(b)            Made any, or acquiesced with any, material change in any accounting methods, principles or practices except as required by applicable Law; or

(c)            Entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections (a) and (b) above.

4.11.     Assumed Contracts.

(a)            First Bank is not a party to or bound by any contract for the purchase or sale of any of the Transferred Assets or the assumption of the Assumed Liabilities, or for the grant of any preferential right to purchase any of the Transferred Assets or assume any of the Assumed Liabilities.

(b)            Each of the contracts identified in Section 4.11(b) of the First Bank Disclosure Schedule, together with each outstanding Confidentiality Agreement entered into by First Bank from and after January 1, 2011, in connection with the possible sale of its stock or assets  (collectively, the "Assumed Contracts") constitutes and, on the Closing Date, each of the Assumed Contracts will constitute, the legal, valid and binding obligation of First Bank, and each of the other parties thereto.  Each of the Assumed Contracts is, and, on the Closing Date, will be, in full force and effect (except to the extent that any Assumed Contract expires in accordance with its terms).  First Bank has fulfilled and performed in all material respects its obligations under the Assumed Contracts in accordance with their respective terms.  Neither First Bank nor any other party to any Assumed Contract is, or is alleged to be, in breach or default under any Assumed Contract, nor does there exist any condition which with the passage of time or the giving of notice or both would result in a breach or default thereunder.

4.12.     Taxes and Tax Returns.

(a)            All Taxes due and owing by First Bank (whether or not shown on any tax return) have been paid.  First Bank has duly and timely filed all Tax Returns that it was required to file under applicable Law with the appropriate Governmental Entity.  All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Law, and there are no Liens for Taxes (other than Taxes not yet due and payable) on any of the Transferred Assets.

(b)            First Bank has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(c)            There is no dispute or claim concerning any Tax liability of First Bank either (i) claimed or raised by any authority in writing, or (ii) as to which any director or officer (or employee responsible for Tax matters) of First Bank has knowledge based upon personal contact with any agent of such authority.

4.13.     Insurance.  First Bank will maintain in full force and effect through the Closing Date its present insurance coverage as it relates to the Transferred Assets.

4.14.     No Material Adverse Change.  There has not been any Material Adverse Change since December 2, 2013, nor has any event or condition occurred that has resulted in, or would be reasonably likely to result in, in a Material Adverse Change.

4.15.     Intellectual Property.  First Bank owns, or is validly licensed or otherwise has the enforceable right to use, in each case free and clear of all Liens, all Intellectual Property with respect to the Transferred Assets (the "First Bank Intellectual Property").  First Bank has not entered into any agreements granting sole or exclusive rights to any First Bank Intellectual Property.  All patents and patent applications, trademark registration and applications for registration and domain named owned by First Bank are subsisting and unexpired and, to First Bank's Knowledge, valid.  No claims are pending or, to First Bank's Knowledge, threatened, (i) challenging the ownership, enforceability, validity, or use by First Bank of any First Bank Intellectual Property, or (ii) alleging that First Bank is violating, misappropriating or infringing or otherwise adversely affecting the rights of any person with regard to any First Bank Intellectual Property or the use of any First Bank Intellectual Property (including any claim that First Bank should license or refrain from using any Intellectual Property of a third party).

4.16.     Transactions with Certain Persons and Entities.  Excluding Deposits, there are no outstanding amounts payable to or receivable from, or advances by First Bank to, and First Bank is not otherwise a creditor to any director or executive officer of First Bank nor is First Bank a debtor to any such person other than as part of the normal and customary terms of such person's employment or service as a director with First Bank.  First Bank does not use any asset owned by any direct or indirect shareholder or any present or former director or officer of First Bank, or any Affiliate thereof, in the operations (other than personal belongings of such officers and directors located in First Bank's premises, the removal of which would not result in a Material Adverse Change), nor do any of such persons own or have the right to use real property that is adjacent to property on which First Bank's facilities are located.

4.17     Loans.  Each Transferred Loan has been originated in accordance with First Bank's procedures for originating loans, and the principal balance and Accrued Interest on each Transferred Loan as shown on First Bank's records are true and correct as of the date shown thereon.  First Bank’s loan files for the Transferred Loans contain all notes, leases and other evidences of any indebtedness, including without limitation all loan agreements, loan participation agreements and certificates, estoppel certificates, security agreements, mortgages, guarantees, certificates of title, UCC financing statements and similar documents evidencing collateral or other financial accommodations relating to the Loans as well as any material memoranda or notations of First Bank’s employees relating to the Loans (the “Loan Documents”).  To First Bank's Knowledge, all of First Bank’s inspections of collateral did, in fact, occur as reflected in the Loan Documents and the results thereof are accurately reflected in the Loan Documents in all material respects.  All Loan Documents are correct in amount, genuine as to signatures of every party thereto, including, but not limited to makers and endorsers and of First Bank, and were given for valid consideration and, subject to bankruptcy and similar laws affecting the rights of creditors and general equitable principles, are enforceable in accordance with their respective terms, and none of the obligations represented by the Loan Documents have been modified altered, forgiven, discharged or otherwise disposed of except as indicated by the Loan Documents or as a result of bankruptcy or other debtor’s relief laws of general application.  To First Bank’s Knowledge, no maker, signatory or guarantor on any Loan is in bankruptcy and none of the Loans are subject to any offsets or claims of offset, or claims of other liability on the part of First Bank.  No borrower, customer or other party in connection with the Loans has notified First Bank, or has asserted against First Bank, in each case in writing, any “lender liability” or similar claim, and, to First Bank’s Knowledge, no borrower, customer or other third party in connection with the Loans has given First Bank any oral notification of, or orally asserted to or against First Bank, any such claim.  First Bank has made no commitment to make Loans or to modify the terms and conditions of any Loan in any material respect other than as set forth in the Loan Documents.  All Loans comply in all material respects with all laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act and the Real Estate Settlement Procedures Act, and other applicable consumer protection statutes and the regulations thereunder.  First Bank has properly perfected or caused to be properly perfected all security interests, liens, or other interests in any material collateral securing any Loans made by it and such proper perfection continues to be in effect.  FNB hereby acknowledges its understanding that except as described herein, First Bank makes no warranties with respect to the collectability of the Transferred Loans, the value of the collateral securing the Transferred Loans, or the creditworthiness of any makers, guarantors or obligors thereof.

4.18.     Condition of Assets.  All material tangible Transferred Assets are in good operating condition, ordinary wear and tear excepted, and substantially conform with all applicable ordinances, regulations, zoning and other laws, whether federal, state or local.  First Bank's premises or equipment is not in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost.

4.19.     Environmental Compliance.

(a)            (i) First Bank has not received written notice of or, to First Bank's Knowledge, any other information relating to, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of First Bank with all applicable Environmental Laws and (ii) the Transferred Assets, the Transferred Real Property and OREO are in material compliance with all applicable Environmental Laws.

(b)            First Bank has obtained all material permits, licenses and authorizations that are required under all Environmental Laws.

(c)            First Bank has not spilled, discharged, released, deposited or emplaced any Hazardous Materials on any of the Transferred Real Property.  No Hazardous Materials are used, generated, stored, transported, disposed of, on or released from any of the Transferred Real Property.  The use that First Bank currently makes of the Transferred Real Property will not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of the Transferred Real Property.

(d)            There is no Litigation pending or, to First Bank's Knowledge, threatened against First Bank by or before any Governmental Entity relating in any way to any Environmental Law.  First Bank has not received any request for information by any Governmental Entity with respect to the condition, use or operation of any of the Transferred Real Property nor has First Bank received any notice of any kind from any Governmental Entity or other person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law.

4.20.     Regulatory Compliance.  Except as set forth in Section 4.20 of the First Bank Disclosure Schedule, First Bank is not now and has not been within the last five (5) years subject to any commitment letter, memorandum of understanding, cease and desist order, written agreement or other formal or informal administrative action with any such regulatory bodies.

4.21.     Books and Records.  The Records (a) have been kept reasonably accurately in all material respects in the ordinary course of business, (b) are complete and correct in all material respects, (c) have only entered transactions therein that represent bona fide transactions, and (d) do not fail to reflect transactions involving the Transferred Assets or Assumed Liabilities that properly should have been set forth therein and that have not been accurately so set forth.

4.22 .    Guaranties.  Except for items in the process of collection in the ordinary course of First Bank's business, none of the obligations or liabilities of First Bank are guaranteed by any other Person, nor, except in the ordinary course of business, according to past business practices and in compliance with applicable law, has First Bank guaranteed the obligations or liabilities of any other Person.

4.23.    Employee Relationships.  Except for the Employee Plans identified in Section 4.24 of the First Bank Disclosure Schedule, First Bank is not a party to any oral or written contracts or agreements granting benefits or rights to employees of First Bank or any collective bargaining agreement or to any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency that requires equal employment opportunities or affirmative action in employment.  There are no unfair labor practice complaints pending against First Bank before the National Labor Relations Board and no similar claims pending before any similar state or local or foreign agency.  There is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of First Bank, nor of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any such employees.  First Bank is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and First Bank is not engaged in any unfair labor practice.

4.24.      Employee Benefit Plans.

(a)            Set forth in Section 4.24(a) of the First Bank Disclosure Schedule is a complete and correct list of all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) any stock-related plan, bonus, incentive, deferred compensation, severance, employment or consulting agreement, and any other employee benefit plan, program, policy or arrangement, which are maintained, contributed to or required to be contributed to by First Bank or any affiliate within the meaning of Section 414(b), (c), (m) or (o) of the Code ("ERISA Affiliate"), for the benefit of employees or former employees of First Bank or any ERISA Affiliate (the "Employee Plans").  First Bank has no plan or commitment to establish any new, or modify any existing, Employee Plan.

(b)            Except as set forth in Section 4.24(b) of the First Bank Disclosure Schedule, Neither First Bank nor any ERISA Affiliate maintains or contributes to, nor have they ever maintained or contributed to, any pension plan subject to Title IV of ERISA or Sections 412 of the Code or 302 of ERISA.

(c)            None of the Employee Plans provide for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA ("COBRA"), or except at the expense of the participant or the participant's beneficiary.  No Employee Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

4.25.     Interest Rate Risk Management Instruments.  First Bank has no interest rate swaps, caps, floors, option agreements or other interest rate risk management arrangements, whether entered into for the account of First Bank or for the account of a customer of First Bank.

4.26.     Finder's Fee.  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or any of the transactions contemplated hereby based upon arrangements made by or on behalf of First Bank, or officer, member, director or employee of First Bank, or any Affiliate of First Bank.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF FNB

As a material inducement to First Bank to enter into and perform its obligations under this Agreement, FNB hereby represents and warrants to First Bank as follows:

5.01.     Organization and Qualification.  FNB is a national banking association, duly organized, validly existing, and in good standing with the OCC.  FNB has all requisite corporate power and authority (including all licenses, franchises, permits and other Consents of Governmental Entities as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets, including, but not limited to, as now owned, leased or operated, and to enter into and carry out its obligations under this Agreement.  FNB is an insured bank as defined in the FDIA.

5.02.     Execution and Delivery.  FNB has taken all corporate action necessary to authorize the execution, delivery and performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party.  This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by FNB and each constitutes the legal, valid and binding obligation of FNB, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar laws affecting creditors' rights and remedies generally and by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or in equity.

5.03.     Compliance with Laws, Permits and Instruments.

(a)            To FNB's Knowledge, FNB has performed and abided by all obligations required to be performed by it to the date hereof, and has complied with, and is in compliance with, and is not in default (and with the giving of notice or the passage of time will not be in default) under, or in violation of, (i) any provision of the Articles of Association or Bylaws of FNB, (ii) any provision of any material Contract to which FNB is a party, except where nonperformance, noncompliance, default or violation could not reasonably be expected to result in a Material Adverse Change, or (iii) any material Law, Order or Permit applicable to FNB, except where nonperformance, noncompliance, default or violation could not reasonably be expected to result in a Material Adverse Change.

(b)            The execution, delivery and (provided the required regulatory approvals from the Approving Authorities are obtained) performance of this Agreement and the other agreements contemplated hereby, and the completion of the transactions contemplated hereby and thereby will not conflict in any material respect with, result in any material violation of or result in material default or loss of a material benefit under, (i) the Articles of Association or Bylaws of FNB, (ii) any material Contract applicable to FNB, or (iii) any material Law, Order or Permit applicable to FNB.

5.04.     Consents and Approvals.  The Board of Directors of FNB (at a meeting called and duly held) approved the execution and performance of this Agreement.  Other than the filings made with the Approving Authorities and a filing by ANC with the Securities and Exchange Commission, no filing with and no Consent or Order of any Governmental Entity or any other third party is required on the part of FNB in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, or the completion by FNB of the transactions contemplated hereby or thereby.

5.05.     Litigation.  There is no Litigation now pending or, to FNB's Knowledge, threatened against FNB at law or in equity, or by or before any Governmental Entity, that might reasonably be anticipated to result in a Material Adverse Change, that questions the validity of this Agreement or the transactions contemplated hereby, that questions any actions taken or to be taken by FNB pursuant hereto or thereto or that seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

5.06.     Compliance with Capital Adequacy Guidelines.  Except for a capital contribution to be made to it by ANC, FNB does not need financing or additional capital to complete the P&A Transaction.  FNB, on a stand-alone basis, meets or exceeds, as of December 31, 2013, and on a pro forma basis upon such capital contribution as of such date reflecting the P&A Transaction, the requirements to be considered "well capitalized" under applicable capital adequacy regulatory standards.

5.07.     Finder's Fee.  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or any of the transactions contemplated hereby based upon arrangements made by or on behalf of FNB, or officer, member, director or employee of FNB, or any Affiliate of FNB.
ARTICLE VI
COVENANTS

6.01.     Required Acts.  Except as otherwise expressly contemplated under this Agreement, between the date of this Agreement and the Closing, First Bank will:

(a)            Operate only in the ordinary course of business and consistent with past practices;

(b)            Except as required by prudent business practices, use all reasonable efforts to preserve its business organization intact and to retain its present directors, Affiliates, customers, depositors and employees;

(c)            Perform all of its obligations under contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as First Bank may in good faith reasonably dispute;

(d)            Timely file all Tax Returns required to be filed by it and promptly pay all Taxes that become due and payable, except those being contested in good faith by appropriate proceedings, with adequate reserves established;

(e)            Promptly classify and charge off loans and make appropriate adjustments to loss reserves in accordance with the Call Report Instructions, with specific review of any loan more than 60 days past due that is not well secured or in the process of collection;

(f)            Pay (or establish adequate reserves for) all costs, expenses and other charges to be incurred by First Bank associated with the transactions contemplated hereby, including, but not limited to, all legal fees and accounting fees, through the Closing Date; and

(g)            Provide FNB, as soon as practicable after the date of this Agreement, with updated abstracts for each parcel of Owned Real Property and OREO.

6.02.     Prohibited Acts.  Except as specifically permitted under this Agreement, between the date of this Agreement and Closing, First Bank will not, without the prior written consent of FNB, which consent shall not be unreasonably withheld and which consent will be given or denied promptly following receipt of a written request for such consent:

(a)            Incur any obligation or liability exceeding $10,000 in the aggregate, including without limitation obligations or liabilities of a capital expenditure nature, other than current liabilities incurred in the ordinary and usual course of business;

(b)            Acquire any capital stock or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity (except through settlement of indebtedness, foreclosure, or the exercise of creditors' remedies);

(c)            Except in the ordinary course of business, and consistent with past practices of First Bank, cause or permit any change in the rate or timing of payment of compensation, commission, or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any discretionary bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any shareholder, director, officer, employee or agent, or enter into any employment or consulting contract or other agreement with any director, officer or employee, or adopt, amend in any material respect (other than as required by law), or terminate any plan (other than the First Bank 401(k) Plan) or program that, if in effect on the date of this Agreement, would have been an Employee Plan.

(d)            Except in the ordinary course of business, and consistent with past practices of First Bank, cause any change in the personnel constituting First Bank's executive officers or directors, except for the termination of any officer or director of First Bank based upon that individual's (i) negligence, recklessness or willful misconduct or (ii) violation of any material Law or Order of a Government Entity;

(e)            Acquire any real or personal property (except for property acquired through foreclosure) resulting in expenditures in excess of $10,000 in the aggregate;

(f)            (i) Except in accordance with the existing loan policy of First Bank for credit relationships of up to $250,000 in total credit exposure, and (ii) for total credit exposures of more than $250,000, without the prior approval of FNB's president or senior lending officer; make, commit to make, renew, modify, extend the maturity of, or alter any of the material terms of any Transferred Loan to any single borrower and his or her related interests;

(g)            Incur any cost or expense or enter into any oral or written agreement to incur any cost or expense with respect to, or otherwise make any determination regarding, the construction at any current location of First Bank, and First Bank has not and shall not apply for or open any new branch office location;

(h)            Sell Loans (other than participations as to Loans in excess of First Bank’s lending limit);

(i)            Accept any deposits at any Branch Office in excess of the national rate cap as published by the FDIC;

(j)            Make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax; or

(k)            Purchase or invest in any QwickRate Deposits or Securities having a maturity date more than two (2) years after the Closing Date.

6.03.     Regulatory Approvals.  Within thirty (30) days following the date of this Agreement, FNB and First Bank will file all required regulatory applications or notices with the Approving Authorities, and take such other actions that are necessary or advisable in order to consummate the transactions contemplated by this Agreement and (i) in the case of First Bank, filing of an application with the IDOB seeking approval of (A) the P&A Transaction and (B) the First Bank Conversion, and (ii) in the case of FNB, an application under the Bank Merger Act to be filed with the OCC (including branch office applications) for approval of the P&A Transaction; provided that the parties shall timely take all such actions that must be taken or filed at a later time at such later time.  Each party will promptly, but in no event later than five (5) business days after receipt of a written request by the other party, furnish to the requesting party all non-confidential information, data and documents required to be included in any application or statement to be made by or filed with the Approving Authorities or any other Governmental Entity in connection with the transactions contemplated by this Agreement.  Each party represents and warrants that all information so furnished will be true and correct in all material respects and will not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading.  Each party agrees to cooperate and join in with the other party in the preparation, execution and processing of all such applications.

6.04.     Access to Information and Properties.   Between the date of this Agreement and the Closing Date, First Bank shall permit any authorized officers, employees, representatives or agents of FNB, at FNB's cost and expense, access at all reasonable times to First Bank's properties, assets and personnel (including the Real Property) and disclose and make available to FNB and its authorized officers, employees, representatives or agents, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of First Bank as FNB may reasonably request.  Without limiting the foregoing, First Bank will allow FNB access to First Bank's information technology and data systems as FNB may reasonably request so that FNB may prepare for the conversion of First Bank's systems.  FNB will use its reasonable best efforts not to disrupt the normal business operations of First Bank.

6.05.     Miscellaneous Agreements and Consents.  Each of the parties hereto will use its respective best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible.  First Bank will use its best efforts to obtain any required consents of parties to the Assumed Contracts, and FNB and First Bank will use their respective best efforts to obtain consent from all other third parties necessary or, in the opinion of any of the parties, desirable for the consummation of the transactions contemplated by this Agreement.

6.06.     Nonsolicitation and Exclusive Dealing.  Recognizing the substantial expenditure of time, effort, and expense FNB has incurred as of the date hereof, and will incur through the Closing Date in connection with negotiating, performing due diligence investigations, and attempting to complete the transactions contemplated hereby, until such time as either the Closing has occurred or this Agreement is terminated in accordance with the provisions hereof, none of First Bank, nor any of its direct or indirect shareholders, subsidiaries, directors, officers, attorneys, financial advisors, accountants, employees or other representatives will directly or indirectly: (i) solicit, encourage (including by way of furnishing any non-public information concerning such party's business, property, or assets) or consider or discuss any Acquisition Offer or Proposal (as defined below); or (ii) provide any information to, or negotiate with, any other Person in connection with any possible sale of all or any portion of the stock, assets, or business of such party when such party has reason to believe that such information may be utilized to evaluate or make a possible Acquisition Offer or Proposal.  As used herein, "Acquisition Offer or Proposal" means any offer or proposal for an acquisition, merger, or other business combination involving First Bank or for the acquisition of a substantial equity interest in, or a substantial portion of the stock, assets, or business of First Bank.  First Bank will promptly give notice to FNB in the manner provided for herein, regarding any contact between First Bank or any of its representatives, subsidiaries, directors, officers, attorneys, financial advisors, accountants, employees or other representatives, and any other person in connection with any Acquisition Offer or Proposal or related inquiry.

6.07.     Fees and Expenses.  Except as otherwise set forth in this Agreement, First Bank will pay its own and FNB will pay its own out-of-pocket expenses in connection with this Agreement, including appraisal, accounting, consulting, professional and legal fees, if any, whether or not the transactions contemplated by this Agreement are consummated.  In addition, First Bank and FNB each agree to promptly pay any and all fees and expenses payable to any of the Approving Authorities in connection with any application, examination, or review with respect to it to be conducted by such Approving Authority in connection with the transactions contemplated herein.

6.08.     Employees and Cobra Coverage.

(a)        First Bank will provide each of its employees with applications for employment with FNB and will allow FNB to interview employees for potential employment.  Except as set forth in Section 9.09 below, FNB has no obligation to offer employment to any employee of First Bank.  As soon as practicable after the Closing, FNB shall make COBRA continuation coverage available to “M&A” qualified beneficiaries as defined in Treasury Regulation Section 54.4980B-9.  First Bank will pay all paid time off expense accrued to the Closing Date prior to calculating Confidential Section 3.02(b).

(b)            After the Closing, all former employees of First Bank who are employed after the Closing Date by FNB (each a "Continuing Employee") shall receive compensation and benefits that are comparable to the benefits provided by FNB to its own similarly situated employees. For those former employees of First Bank who are not employed by FNB after the Closing Date or whose employment offer from FNB is rejected by the affected employee due to a requirement that such employee be employed at a location other than one of the Branch Offices (and except as otherwise provided in Section 9.09), FNB shall provide a transitional compensation package consisting of: (i) one month’s salary for an employee who has been employed by First Bank for 60 months or less as of the Closing Date; or (ii) two month’s salary for an employee who has been employed by First Bank for over 60 months as of the Closing Date; provided, however, any employee who declines to accept FNB’s job offer will not receive any transitional compensation package from FNB.  With respect to any FNB Employee Plans in which any Continuing Employees become eligible to participate on or after the Closing Date, FNB shall, to the extent contractually permissible under its existing contracts with benefit providers and in compliance with applicable Law: (x) provide each Continuing Employee with credit for any co-payments and deductibles paid before the Closing Date (to the same extent such credit was given under the analogous First Bank plan before the Closing Date) in satisfying any applicable deductible or out-of-pocket requirements under any such plan to the extent FNB has authority to do so and will use their reasonable best efforts to require any insurance company underwriting such benefits to waive such limitations; (y) recognize all service of each qualified Continuing Employee with First Bank for purpose of eligibility to participate and vesting in any qualified or nonqualified retirement or profit sharing plans maintained by FNB or its Affiliates in which such employees may be eligible to participate and for all purposes under any welfare benefit plan, cafeteria plan (as defined in Code Section 125), vacation plans and similar arrangements maintained by FNB; and (z) with respect to flexible spending accounts, permit each Continuing Employee's election to remain in place through the close of the year in which Closing occurs and provide each Continuing Employee with a credit for any salary reduction contributions made thereto and a debit for any expenses incurred thereunder with respect to the plan year in which the Closing Date occurs; provided, however, that the foregoing shall not apply to the extent it would result in duplication of benefits.  Nothing contained in this Section 6.08(b) shall limit the right of FNB at any time and from time to time, to terminate, reassign, demote, transfer or otherwise modify the terms of employment of any Continuing Employee or to amend, modify or terminate, in whole or in part, any of the plans referenced in this Section 6.08(b), except that no such amendment shall nullify the provision of this Section 6.08(b) and FNB hereby reserves such rights.

6.09.     First Bank 401(k) Plan.  The First Bank 401(k) Plan will be terminated by First Bank effective on or about the Closing Date.  Participants will be offered the opportunity to rollover their account balances into their own personal individual retirement accounts or to rollover their account balances into FNB’s 401(k) plan.

ARTICLE VII
CONDITIONS

7.01.     Conditions to Obligations of First Bank.  The obligation of First Bank to effect the P&A Transaction is subject to the fulfillment or waiver at or prior to the Closing Date of all of the following additional conditions:

(a)            Regulatory Approvals.  All regulatory approvals from the Approving Authorities necessary to consummate the P&A Transaction and the First Bank Conversion have been obtained and remain in full force and effect and all applicable waiting periods have expired.

(b)            Representations and Warranties.  The representations and warranties of FNB set forth in Article V hereof are true and correct in all material respects as of the date of this Agreement and as of the Closing Date (as though made on and as of the Closing Date except (i) to the extent such representations and warranties are by their express provisions made as of a specified date, and (ii) for the effect of changes or transactions permitted by or contemplated by this Agreement); provided, however, that each of the representations and warranties in this Agreement that contains an express materiality qualification, shall have been true and accurate in all respects as of the date of this Agreement, and shall be true and accurate in all respects as of the Closing (or such other date as specified) as if then made.

(c)            Performance of Obligations.  FNB has performed all obligations, covenants and agreements required to be performed under this Agreement in all material respects prior to the Closing Date.

(d)            No Action.  No statute, rule, regulation or order having been promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any Governmental Entity that would (i) make this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby or the First Bank Conversion illegal, invalid or unenforceable, (ii) impose material limits in the ability of any party to this Agreement to complete this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby or the First Bank Conversion, or (iii) if the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby or the First Bank Conversion are completed, subject First Bank or subject any officer, director, shareholder or employee of First Bank to criminal or civil liability.

(e)            Other Deliverables.  FNB has delivered to First Bank all of the following agreements, certifications and other deliverables:

(i)              an executed Assignment and Assumption of Liabilities Agreement in substantially the form set forth in Exhibit A;

(ii)             an executed Assignment and Assumption of Assumed Contracts Agreement in substantially the form set forth in Exhibit B;

(iii)           an executed Bill of Sale in substantially the form of Exhibit C.

(iv)           an executed Assignment and Assumption of Loans Agreement in substantially the form set forth in Exhibit D;

(v)            an executed Assignment, Transfer and Appointment of Successor Custodian for Custodial Accounts in substantially the form set forth in Exhibit E;

(vi)           an executed Escrow Agreement in substantially the form set forth in Exhibit G;

(vii           a certified copy of the resolutions of the Board of Directors of FNB authorizing the execution of this Agreement and the consummation of the P&A Transaction;

(viii)        a Certificate or Certificates signed by an authorized officer of FNB stating that all of the conditions set forth in Sections 7.01(b) and (c) have been satisfied or waived, as provided therein; and

(ix)            copies of executed Abandoned Water Well Plugging Records (DNR Form 542-1226) relating to all monitoring wells that have existed on the Owned Real Property located at 301 5th Street, West Des Moines, Iowa.

(f)            Estimated Transfer Amount.  FNB shall have tendered the Estimated Transfer Amount less the Escrow Amount, which shall be concurrently transferred to the Escrow Agent.

7.02.     Conditions to Obligations of FNB.  The obligation of FNB to effect the P&A Transaction is subject to the fulfillment or waiver at or prior to the Closing Date of all of the following additional conditions:

(a)            Regulatory Approvals.  All regulatory approvals from the Approving Authorities necessary or appropriate to consummate the P&A Transaction have been obtained and remain in full force and effect and all applicable waiting periods have expired.

(b)            Representations and Warranties.  The representations and warranties of First Bank set forth in Article IV hereof are true and correct in all material respects as of the date of this Agreement and as of the Closing Date (as though made on and as of the Closing Date except (i) to the extent such representations and warranties are by their express provisions made as of a specific date and (ii) for the effect of changes or transactions permitted or contemplated by this Agreement); provided, however, that each of the representations and warranties in this Agreement that contains an express materiality qualification, shall have been true and accurate in all respects as of the date of this Agreement, and shall be true and accurate in all respects as of the Closing (or such other date as specified) as if then made.

(c)            Performance of Obligations.  First Bank has performed all obligations, covenants and agreements required to be performed in all material respects by First Bank under this Agreement prior to the Closing Date.

(d)            No Action.  No statute, rule, regulation or order having been promulgated, enacted, entered, enforced or deemed applicable to this Agreement, or the transactions contemplated hereby by any Governmental Entity that would (i) make this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (ii) require the divestiture of a material portion of the Transferred Assets, (iii) impose material limits in the ability of any party to this Agreement to complete this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (iv) if the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are completed, subject FNB or subject any officer, director, shareholder or employee of FNB to criminal or civil liability.

(e)            Permits, Authorizations, etc.  First Bank has obtained any and all consents or waivers from other parties to the Assumed Contracts to the extent required under the Assumed Contracts for the consummation of the transactions contemplated hereby.

(f)            No Material Adverse Change.  Since the date of this Agreement, there has been no Material Adverse Change.

(g)            Other Deliverables.  First Bank has delivered to FNB all of the following agreements, certifications and other deliverables:

(i)            an executed Assignment and Assumption of Liabilities Agreement in substantially the form set forth in Exhibit A;

(ii)          an executed Assignment and Assumption of Assumed Contracts Agreement in substantially the form set forth in Exhibit B;

(iii)         an executed Bill of Sale in substantially the form set forth in Exhibit C;

(iv)         an executed Assignment and Assumption of Loans Agreement in substantially the form set forth in Exhibit D;

(v)          an executed Assignment, Transfer and Appointment of Successor Custodian for Custodial Accounts in substantially the form set forth in Exhibit E;

(vi)        an executed Limited Power of Attorney in substantially the form set forth in Exhibit F;

(vii)       an executed Escrow Agreement in substantially the form set forth in Exhibit G;

(viii)     Warranty Deeds for each parcel of Owned Real Property and OREO and related groundwater hazard statements with negative responses;

(ix)         a certified copy of the resolutions of the Board of Directors and Shareholders of First Bank authorizing the execution of this Agreement and the consummation of the P&A Transaction;

(x)           a Certificate or Certificates signed by an authorized officer of First Bank stating that all of the conditions set forth in Sections 7.02(b) and (c) have been satisfied or waived, as provided therein;

(xi)          the Records;

(xii)        Listings of the Transferred Loans and of the Deposits as of the close of business on the Closing Date on magnetic tape or utilizing such other method of information transfer as the parties may mutually agree, which Deposit Listings shall include, for each account, the account number, outstanding principal balance, and accrued interest (or if such listings are not available at Closing, as soon as available thereafter); and

(xiii)      such other documents, instruments, certificates and other agreements as FNB may reasonably require to effect the transactions contemplated by this Agreement to be consummated as of the Closing.

ARTICLE VIII
TERMINATION, AMENDMENT, AND WAIVER

8.01.     Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)            By mutual consent of all parties hereto (which shall include a Termination pursuant to Section 3.02(c)(iv)(B)(2);

(b)            By any party hereto at any time after September 8, 2014, if the P&A Transaction has not been consummated on or prior to that date unless extended by the parties for any reason; provided, however, that the right to terminate this Agreement under this Section 8.01(b) is not available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the P&A Transaction to occur on or before such date if such action or failure to act constitutes a breach of this Agreement;

(c)            By any party hereto if any Approving Authority has denied approval of any application filed in connection with the P&A Transaction or if any party hereto has withdrawn its application because of the likelihood of denial by the Approving Authority;

(d)            By any party hereto in the event of a material breach by the other of any representation, warranty, or agreement contained in this Agreement, which breach is not cured within fifteen (15) days (or such longer period not exceeding forty (40) days in the event such breach cannot reasonably be cured within fifteen (15) days and a cure is being pursued with reasonable diligence) after written notice thereof is given to the party committing such breach or waived by such other party(ies);

(e)            By FNB, if there is a Material Adverse Change with respect to First Bank; or

(f)            By First Bank, if there is a Material Adverse Change with respect to FNB.

8.02.     Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.01 above, this Agreement becomes void and without further effect and there will be no liability on the part of any party hereto or the respective officers and directors of any party, except for Section 6.07 (regarding expenses and payment of regulatory fees) and Section 11.10 (regarding confidentiality) and, except that no termination of this Agreement pursuant to Section 8.01(d) shall relieve the non-performing or defaulting party of any liability to any other party hereto arising from the material non-performance and/or breach prior to the date of such termination of any covenant, agreement, term, provision, representation, or warranty required to be observed, performed, complied with and/or kept by such non-performing or defaulting party.

ARTICLE IX
TRANSITIONAL AND POST-CLOSING MATTERS

9.01.     Notification to Customers.  FNB will jointly with First Bank, on a date as mutually agreed by FNB and First Bank, prepare and mail to each customer whose Deposit (including IRA Accounts and Health Savings Accounts in accordance with the terms of the custodial agreement governing each such account) is to be assumed by FNB and whose Transferred Loan is to be purchased by FNB, a letter, in form and substance mutually satisfactory to the parties, informing such Person of the nature of this transaction and the continuing availability of services to be provided by FNB in the Branch Offices on and after the Closing Date.

9.02.     Payment of Instruments.  Following the Closing, FNB agrees to pay in accordance with law all checks, drafts, and withdrawal orders (including ACH debits) that are properly drawn by depositors with respect to the Deposits, that are duly endorsed (or for which necessary endorsements are deemed supplied by applicable law) and otherwise properly payable, in light of credit balances and overdraft privileges, if any, applicable to such depositors, and presented to FNB by mail, over its counters, or through the check-clearing system of the banking industry, and in all other respects to discharge, in the usual course of the banking business, the duties and obligations of First Bank with respect to the balances due and owing to the depositors whose Deposits are assumed by FNB.

9.03.     Statements.  First Bank will issue statements to its customers which include all transactions with respect to the Deposits and the Transferred Loans through the close of business on the Closing Date, and FNB will issue statements for all transactions with respect to the Deposits and the Transferred Loans thereafter.  Routine interest and service charge calculations will be processed by First Bank on such customer statements as of the close of business on the Closing Date.

9.04.     Credit Life Insurance.  First Bank and FNB agree that FNB will become the beneficiary of credit life and/or disability insurance written on any direct loans included in the Transferred Loans and coverage will continue to be the obligation of the current insurer after the Closing and for the duration of such insurance as provided under the terms of the policy or certificate.  The parties' obligations in this Section are subject to any restrictions contained in existing insurance contracts as well as applicable law and regulations.

9.05.    Access to Records.  FNB agrees to maintain all records and other documents relating to the Transferred Assets and Assumed Liabilities for such periods as provided in FNB's record retention policy and required by applicable law, and to examine, inspect, copy and reproduce such records and other documents relating to such Transferred Assets and Assumed Liabilities as may be reasonably requested by First Bank.  Any charges for such examination and photocopying will be at a rate not greater than the FNB's customary rates for similar requests by its customers.

9.06.     Information Reporting.  With respect to the Transferred Loans and Deposits purchased and assumed by FNB pursuant to this Agreement, First Bank will be responsible for reporting to the customer and to the Internal Revenue Service (and any state or local taxing authority as required by law) all interest paid or earned by the customer prior to and including the Closing Date, and FNB will be responsible for reporting to the customer and to the Internal Revenue Service (and any state or local taxing authority as required by law) all interest paid or earned by the customer after the Closing Date.

9.07.     Transition.  From and after the date of this Agreement, First Bank and FNB agree to fully cooperate with and assist one another in connection with the transition and conversion of all customer accounts, files (including data processing files) and other information which are being purchased and assumed by FNB pursuant to the terms hereof.  Additionally, each of FNB and First Bank agree to provide each other, upon reasonable prior notice, with such information and data as is necessary to allow First Bank and FNB to comply with all tax, regulatory reporting, audit or other compliance obligations relating to the customers, employees and operations relating to the Transferred Assets, and each of First Bank and FNB agree to timely take any and all action as required by law to comply with such tax, regulatory and/or reporting obligations.

9.08.     Overdrafts.  Prior to the Closing, First Bank agrees to cooperate with FNB and to use commercially reasonable efforts to identify those deposit accounts for which provisional credit has been given and that contain uncollected funds.

9.09.     Certain Employment Relationships.  FNB agrees to employ and/or utilize the services of certain executive officers of First Bank on terms as more particularly described in Confidential Schedule 9.09.

9.10.        Certain FiServ Payments.  First Bank shall pay in a timely manner the monthly processing fees of FiServ for September 2014 and October 2014.  FNB shall pay the subsequent monthly processing fees of FiServ through the actual date of deconversion, which is expected to occur in December of 2014.  First Bank shall remain liable for payment of (and shall promptly pay when due) the FiServ Contract Payments.

ARTICLE X
INDEMNIFICATION

10.01.   Indemnification of FNB.  First Bank will indemnify, hold harmless and defend FNB (and each of FNB's directors, officers, subsidiaries, successors and assigns, and affiliates) (collectively, the "FNB's Indemnified Parties") from and against any and all damage, loss, liability, cost, claim, or expense (including reasonable legal fees and expenses) incurred or suffered by FNB's Indemnified Parties arising out of, resulting from or based upon (i) the breach or inaccuracy of or failure to comply with any representation, warranty or covenant made by the First Bank in this Agreement; (ii) any Excluded Liabilities, as defined in Section 2.04 hereof; or (iii) First Bank's operation of the Branch Offices through 6:00 p.m. on the Closing Date.

10.02.   Indemnification of First Bank.  FNB will indemnify, hold harmless and defend First Bank (and First Bank's directors, officers, subsidiaries, successors and assigns, and affiliates) (collectively the "First Bank's Indemnified Parties") from and against any and all damage, loss, liability, cost, claim, or expense (including reasonable legal fees and expenses) incurred or suffered by First Bank's Indemnified Parties arising out of, resulting from or based upon (i) the breach or inaccuracy of or failure to comply with any representation, warranty or covenant made by FNB in this Agreement; (ii) any failure of FNB to pay, honor, perform or otherwise discharge, on or after the Closing Date, any of the Assumed Liabilities or any other liability assumed by FNB pursuant to this Agreement; or (iii) FNB's operation of the Branch Offices after 6:00 p.m. on the Closing Date.

10.03.     Survival of Representations and Warranties; Escrow Agreement.

(a)            No indemnification will be provided under Sections 10.01 or 10.02 (i) for any claim for indemnification which is made more than twelve (12) months following the Closing Date; and (ii) unless the amount of any claim or aggregate claims exceeds $10,000, and then only to the extent of such excess.  Any indemnified party will give the indemnitor prompt notice of any claim hereunder; provided, the failure to give such notice will not affect the right to indemnification hereunder unless the indemnitor was materially prejudiced by such failure.  The indemnitor will have the right to defend at its own expense any claim for which the indemnitor is liable hereunder, but no settlement or compromise of such claim may be effected which materially affects the indemnified party without its consent thereto, which will not be unreasonably withheld.  The indemnified party will cooperate with the indemnitor in the defense of any such claims and may participate therein with its own counsel at its own expense.   The maximum liability of either FNB or First Bank under this Article X shall be One Million and 00/100 Dollars ($1,000,000.00).  No party shall be entitled to punitive damages under this Agreement.

(b)    (i)    To secure and facilitate the payment of any indemnity obligations by First Bank, on the Closing Date, FNB, First Bank and the Escrow Agent shall enter into an escrow agreement in substantially the form attached hereto as Exhibit G (the "Escrow Agreement").  FNB shall deposit with the Escrow Agent (1) the sum of One Million Dollars ($1,000,000) of the Estimated Transfer Amount, plus (2) an amount equal to the SBA Claim (collectively, the "Escrow Amount").  Subject to the provisions of subparagraph 10.03(b)(ii) below, the Escrow Amount (less any amounts previously paid to FNB in satisfaction of any indemnification claims pursuant to Section 10.01 above) shall be paid to First Bank or its successor(s) on that date which is the one-year anniversary of the Closing Date (the "Escrow Payment Date").

(ii)    (A)            In the event that prior to the Escrow Payment Date, FNB shall receive any payment with respect to the SBA Claim, an amount equal to such payment shall be immediately released from the Escrow Amount and paid to First Bank or its successor(s).

(B)            Any amount of the SBA Claim remaining unpaid by the SBA as of the Escrow Payment Date shall be distributed from the Escrow Amount to FNB, and FNB shall irrevocably assign to First Bank or its successors, the remaining unpaid portion of the SBA Claim.

ARTICLE XI
GENERAL PROVISIONS

11.01.   Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

11.02.   Waiver.  Any term, condition or provision of this Agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof.  No failure or delay on the part of either party hereto to exercise any right, power, or privilege hereunder or under any instrument executed pursuant hereto operates as a waiver nor does any single or partial exercise of any right, power, or privilege preclude any other further exercise thereof or the exercise of any other right, power, or privilege.

11.03.   Termination of Representations and Warranties. First Bank and FNB agree that all of the representations, warranties, covenants and agreements contained in this Agreement shall terminate on the date that is twelve (12) months after the Closing Date.

11.04.   Binding Effect; Assignment.  No party may assign its rights or obligations under this Agreement without the prior written consent of the other parties to this Agreement, which consent shall not be unreasonably withheld.  Subject to the preceding sentence, all terms of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.05.   Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement if held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement.

11.06.   Headings.  Article, section, subsection, and paragraph titles, captions and headings herein are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision hereof.

11.07.   Entire Agreement.  This Agreement and the Schedules and Exhibits hereto constitutes the entire agreement between and among the parties with respect to the subject matter hereof, supersedes all prior negotiations, representations, warranties, commitments, offers, letters of interest or intent, proposal letters, contracts, writings, or other agreements or understandings with respect thereto.

11.08.   Counterparts.  This Agreement may be executed in one or more counterparts, and any party to this Agreement may execute and deliver this Agreement by executing and delivering any of such counterparts, each of which when executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.  The exchange of copies of this Agreement and of signature pages by facsimile or electronic mail transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile or electronic mail shall be deemed to be their original signatures for all purposes.

11.09.   Notices.  All notices required or permitted under this Agreement must be given in writing, reference this Agreement and will be deemed delivered and given (a) upon personal delivery to the party to be notified; (b) when sent by facsimile with confirmation of receipt; (c) on the date received if sent by registered or certified U.S. mail, return receipt requested, postage and charges prepaid; or (d) one business day after deposit with a nationally-recognized commercial overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	If to FNB:

First National Bank, Ames, Iowa
405 5th Street
Ames, Iowa 50588
Attention: Thomas H. Pohlman, Chairman
Facsimile: (515) 232-5778
Telephone:  (515) 232-5561

Copy to:

Robert A. Mullen
Belin McCormick, P.C.
666 Walnut Street, Suite 2000
Des Moines, Iowa 50309
Facsimile:  515-558-0623
Telephone: 515-283-4623

(b)	If to First Bank:

First Bank
5625 Mills Civic Parkway
West Des Moines, Iowa 50265
Attn: Bill R. Messerschmidt, President
Facsimile: (515) 225-8718
 Telephone:  (515) 225-2641

Copy to:

Gregory P. Page, Esq.
Nyemaster Goode, P.C.
700 Walnut, Suite 1600
Des Moines, Iowa 50309-3899
Facsimile: (515) 283-3108
 Telephone:  (515) 283-3165

provided, however, that the providing of notice to counsel shall not, of itself, be deemed the providing of notice to a party hereto.

11.10.     Confidentiality.

(a)            All information furnished previously in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the party furnishing the information.  Each party shall use its best efforts to keep confidential all such information and may not directly or indirectly use such information for any competitive or other commercial purposes and, if the transaction contemplated by this Agreement do not occur, the party receiving the information shall either destroy or return to the party that furnished such information all documents or other materials containing, reflecting or referring to such information.  The obligation to destroy or return such information and keep such information confidential continues for five (5) years from Closing Date, but does not apply to (i) any information that (x) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof by the party furnishing the information; (y) was then generally known to the public; or (z) became known to the public through no fault of the party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction; provided that the party that is the subject of any such legal requirement or order shall use its reasonable efforts to give the party that furnished the information at least 10 business days prior notice thereof.

(b)            The parties acknowledge that the breach of any portion of Section 11.10(a) would cause the party furnishing information irreparable harm for which monetary damages would be inadequate.  Accordingly, in addition to other remedies available to it, the party furnishing information is entitled to seek injunctive or other equitable relief to remedy any threatened or actual breach of any portion of Section 11.10(a) by the party receiving the information, notwithstanding anything else contained in this Agreement.

(c)            This Section 11.10 survives the termination or consummation of this Agreement.

11.11.   Publicity.  Any announcement to the public of this transaction shall be made only at such time and in such form as First Bank, FNB and ANC shall mutually agree, provided that in any event, such disclosure must occur no later than the date required under disclosure rules of the SEC applicable to ANC, with such disclosure to include a public filing with the SEC containing a summary of the terms and conditions of the transaction and accompanied by a copy of this Agreement.  The provision of this Agreement and the filing of applications with various regulatory agencies for approval of the proposed transaction and the publication of notices required by such agencies shall not constitute a public announcement of the transaction for purposes of this Section.

11.12.   Governing Law.  This Agreement is governed by and controlled as to validity, enforcement, interpretation, effect, and in all other respects by the internal laws of the State of Iowa applicable to contracts made in that state, without reference to its conflicts of laws principles.

11.13.   Third Party Beneficiaries.  The parties intend that this Agreement is not to benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.  No future or present employee or customer of any of the parties is to be treated as a third party beneficiary in or under this Agreement.

11.14.   Specific Performance. The parties acknowledge that monetary damages could not adequately compensate the parties in the event of a breach of this Agreement by one party, that the non-breaching party or parties would suffer irreparable harm in the event of such breach and that the non-breaching party or parties have, in addition to any other rights or remedies it or they may have at law or in equity, specific performance and injunctive relief as a remedy for the enforcement hereof.

11.15.   Mutual Drafting.  This Agreement is the mutual product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each party and shall not be construed for or against any party.

11.16.    Section 1031 Exchange.  ANC intends to utilize proceeds from the sale of a like-kind property to purchase the Owned Real Property located at 5625 Mills Civic Parkway, West Des Moines, Iowa (the "Replacement Property") so as to qualify for a tax-deferred exchange (the "Exchange") under Section 1031 of the Internal Revenue Code.  In order to accomplish the Exchange, FNB must assign its rights to purchase the Replacement Property pursuant to this Agreement to ANC, and then ANC must subsequently assign those rights to a Qualified Intermediary (as defined in the Treasury Regulations Promulgated under Section 1031 of the Internal Revenue Code).  Therefore, notwithstanding the provisions of Section 11.04 to the contrary, the parties agree that FNB may assign its rights, but not its obligations, to purchase the Replacement Property pursuant to this Agreement to ANC and ANC may subsequently assign such rights to the Qualified Intermediary.  First Bank shall cooperate with FNB and ANC and shall execute any assignments or other documents necessary for ANC to accomplish the Exchange, provided that such cooperation is at no cost or expense to First Bank. The parties agree that on the Closing Date, a separate settlement statement shall be prepared and executed by the appropriate parties reflecting the Exchange.

11.17.     WAIVER OF JURY TRIAL.  Each of the parties to this Agreement hereby irrevocably and unconditionally waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of date first above written.

FIRST NATIONAL BANK, AMES, IOWA

By:	/s/ Thomas H. Pohlman
Name: Thomas H. Pohlman
Title: Chairman

FIRST BANK

By:	/s/ Bill R. Messerschmidt
Name: Bill R. Messerschmidt
Title: President and CEO

[Signature Page to Purchase and Assumption Agreement]

Exhibit A

Assignment and Assumption of Liabilities Agreement

This ASSIGNMENT AND ASSUMPTION OF LIABILITIES AGREEMENT is dated this _____ day of _______________, 2014, by and between First Bank, an Iowa chartered banking corporation with its main office in West Des Moines, Iowa ("First Bank"), and First National Bank, Ames, Iowa, a national banking association with its main office in Ames, Iowa ("FNB").  Capitalized terms not otherwise defined herein have the same meaning as specified in the Agreement (as defined below).
W I T N E S S E T H:
WHEREAS, First Bank and FNB entered into a Purchase and Assumption Agreement, dated as of ___________, 2014 (the "Agreement"), pursuant to which First Bank has agreed, among other matters, to assign to FNB and FNB has agreed, among other matters, to assume and agree to pay and perform, as and when due, the Assumed Liabilities.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged by First Bank and FNB, First Bank hereby assigns, transfers and sets over to FNB all of First Bank's rights and interest in and to, and FNB does hereby assume and agree to pay and perform, as and when due, the Assumed Liabilities, as further specified in the Agreement.

This Assignment and Assumption of Liabilities Agreement shall be binding upon and shall inure to the benefit of First Bank, FNB and each of their respective successors and assigns, and shall be subject to the terms and conditions of the Agreement.  In the event of a conflict between any of the terms and provisions hereof and the Agreement, the Agreement shall be deemed to control.

This Assignment and Assumption of Liabilities Agreement, and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Iowa and applicable federal laws and regulations.

[Signature Page Follows]

Exhibit A

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption of Liabilities Agreement to be executed as of the date first above written

FIRST NATIONAL BANK, AMES, IOWA

By:
Name: Thomas H. Pohlman
Title: Chairman

FIRST BANK

By:
Name: Bill R. Messerschmidt
Title: President and CEO

[Signature Page to Assignment and Assumption of Liabilities Agreement]

Exhibit A

Exhibit B

Assignment and Assumption of Contracts Agreement

This ASSIGNMENT AND ASSUMPTION OF CONTRACTS AGREEMENT is dated this _____ day of _______________, 2014, by and between First Bank, an Iowa chartered banking corporation with its main office in West Des Moines, Iowa ("First Bank"), and First National Bank, Ames, Iowa, a national banking association with its main office in Ames, Iowa ("FNB").  Capitalized terms not otherwise defined herein have the same meaning as specified in the Agreement (as defined below)

W I T N E S S E T H:

WHEREAS, First Bank and FNB entered into a Purchase and Assumption Agreement, dated as of ___________, 2014 (the "Agreement"), which Agreement provides for the assignment by First Bank of all its rights and interest in and to the contracts related to the Safety Deposit Box Business at the Branch Offices and the Assumed Contracts, and the assumption by FNB of such Safety Deposit Box Business contracts and of such Assumed Contracts.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged by First Bank and FNB, First Bank hereby assigns, transfers and sets over to FNB all of First Bank's rights and interest in and to, and FNB does hereby assume all of First Bank's liabilities and obligations with respect to, the following:

(a)	All contracts related to the Safe Deposit Box Business at the Branch Offices as further specified in the Agreement; and

(b)	All other Assumed Contracts as further specified in the Agreement.

This Assignment and Assumption of Contracts Agreement shall be binding upon and shall inure to the benefit of First Bank, FNB and each of their respective successors and assigns, and shall be subject to the terms and conditions of the Agreement.  In the event of a conflict between any of the terms and provisions hereof and the Agreement, the Agreement shall be deemed to control.

This Assignment and Assumption of Contracts Agreement, and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Iowa and applicable federal laws and regulations.

[Signature Page Follows]

Exhibit B

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption of Contracts Agreement to be executed as of the date first above written.

FIRST NATIONAL BANK, AMES, IOWA

By:
Name: Thomas H. Pohlman
Title: Chairman

FIRST BANK

By:
Name: Bill R. Messerschmidt
Title: President and CEO

[Signature Page to Assignment and Assumption of Contracts Agreement]

Exhibit B

Exhibit C

Bill of Sale

This BILL OF SALE is dated this _____ day of _______________, 2014 by First Bank, an Iowa chartered banking corporation with its main office in West Des Moines, Iowa ("First Bank").  Capitalized terms not otherwise defined herein shall have the same meaning as specified in the Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, First Bank and First National Bank, Ames, Iowa, a national banking association with its main office in Ames, Iowa ("FNB"), entered into a Purchase and Assumption Agreement, dated as of ___________, 2014 (the "Agreement"), pursuant to which FNB has agreed to purchase, and First Bank has agreed to sell, the Transferred Assets, as further specified in the Agreement.

NOW, THEREFORE, First Bank, for good and valuable consideration, receipt of which is hereby acknowledged, does hereby grant, bargain, sell, assign, set over, convey and transfer to FNB all of its right, title and interest in and to the Transferred Assets.

First Bank does hereby covenant and agree to and with FNB that it is seized of, and has the right to convey to FNB, such title to the Transferred Assets as is provided in the Agreement.  In the event of a conflict between any of the terms and provisions hereof and the Agreement, the Agreement shall be deemed to control.

This Bill of Sale, and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Iowa and applicable federal laws and regulations.

IN WITNESS WHEREOF, First Bank has caused this Bill of Sale to be duly executed as of the date first above written.

FIRST BANK

By:
Name: Bill R. Messerschmidt
Title: President and CEO

Exhibit C

Exhibit D

Assignment and Assumption of Loans Agreement

This ASSIGNMENT AND ASSUMPTION OF LOANS AGREEMENT is dated this _____ day of _______________, 2014, by and between First Bank, an Iowa chartered banking corporation with its main office in West Des Moines, Iowa ("First Bank"), and First National Bank, Ames, Iowa, a national banking association with its main office in Ames, Iowa ("FNB").  Capitalized terms not otherwise defined herein have the same meaning as specified in the Agreement (as defined below)

W I T N E S S E T H:

WHEREAS, First Bank and FNB entered into a Purchase and Assumption Agreement, dated as of ___________, 2014 (the "Agreement"), pursuant to which FNB has agreed to purchase, and First Bank has agreed to sell, the Transferred Loans and Overdrafts.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged by First Bank and FNB, First Bank hereby assigns, transfers and sets over to FNB all of First Bank's rights and interest in and to, and FNB does hereby assume the Transferred Loans and Overdrafts, as further specified in the Agreement.

This Assignment and Assumption of Loans Agreement shall be binding upon and shall inure to the benefit of First Bank, FNB and each of their respective successors and assigns, and shall be subject to the terms and conditions of the Agreement.  In the event of a conflict between any of the terms and provisions hereof and the Agreement, the Agreement shall be deemed to control.

This Assignment and Assumption of Loans Agreement, and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Iowa and applicable federal laws and regulations.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption of Loans Agreement to be executed as of the date first above written

FIRST NATIONAL BANK, AMES, IOWA

By:
Name: Thomas H. Pohlman
Title: Chairman

FIRST BANK

By:
Name: Bill R. Messerschmidt
Title: President and CEO

Exhibit D

Exhibit E

Assignment, Transfer and Appointment of Successor Custodian for Custodial Accounts

This ASSIGNMENT, TRANSFER AND APPOINTMENT OF SUCCESSOR CUSTODIAN FOR CUSTODIAL ACCOUNTS is dated this _____ day of _______________, 2014, by and between First Bank, an Iowa chartered banking corporation with its main office in West Des Moines, Iowa ("First Bank"), and First National Bank, Ames, Iowa, a national banking association with its main office in Ames, Iowa ("FNB").  Capitalized terms not otherwise defined herein have the same meaning as specified in the Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, First Bank and FNB entered into a Purchase and Assumption Agreement, dated as of ___________, 2014 (the "Agreement"), which provides for, among other matters, First Bank to resign from its position as custodian of certain Custodial Accounts to which First Bank is custodian and to designate FNB as the successor custodian.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged by First Bank and FNB, First Bank and FNB hereby take the following actions:

(a)	First Bank hereby resigns as custodian with respect to each Custodial Account as to which First Bank is a custodian and as to which one or more of the assets included in such Custodial Account is a Deposit being assumed by FNB, and hereby designates and appoints FNB as successor custodian under such Custodial Account; and

(b)	FNB hereby accepts such appointment and assumes and agrees to perform the obligations required to be performed by it as custodian with respect to each such Custodial Account, as further specified in the Agreement.

This Assignment, Transfer and Appointment of Successor Custodian for Custodial Accounts shall be binding upon and shall inure to the benefit of First Bank, FNB and each of their respective successors and assigns, and shall be subject to the terms and conditions of the Agreement.  In the event of a conflict between any of the terms and provisions hereof and the Agreement, the Agreement shall be deemed to control.

This Assignment, Transfer and Appointment of Successor Custodian for Custodial Accounts, and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Iowa and applicable federal laws and regulations.

[Signature Page Follows]

Exhibit E

IN WITNESS WHEREOF, the parties hereto have caused this Assignment, Transfer and Appointment of Successor Custodian for Custodial Accounts to be executed as of the date first above written.

FIRST NATIONAL BANK, AMES, IOWA

By:
Name: Thomas H. Pohlman
Title: Chairman

FIRST BANK

By:
Name: Bill R. Messerschmidt
Title: President and CEO

[Signature Page to Assignment, Transfer and Appointment
of Successor Custodian for Custodial Accounts]

Exhibit E

Exhibit F

Limited Power of Attorney

Limited Power of Attorney
Recorder's Cover Sheet

Preparer Information:

Taxpayer Information:

Return Address

Grantor:	First Bank, a state chartered banking corporation with its main office located in West Des Moines, Polk County, Iowa

Grantees:	First National Bank, Ames, Iowa, a national banking association with its main office located in Ames, Story County, Iowa

Exhibit F

Limited Power of Attorney

This LIMITED POWER OF ATTORNEY is dated this ___ day of _______, 2014.

To give full force and effect to the provisions of that certain Purchase and Assumption Agreement dated as of _______________, 2014, by and between First Bank, an Iowa chartered banking corporation with its main office in West Des Moines, Iowa ("First Bank"), and First National Bank, Ames, Iowa, a national banking association with its main office in Ames, Iowa ("FNB") (the "Purchase Agreement"), pursuant to which FNB has acquired substantially all of the assets of First Bank and assumed substantially all of the liabilities of First Bank, FNB is hereby appointed, authorized, instructed and directed to act as Attorney-in-fact on behalf and in the name of First Bank to execute, acknowledge, seal and deliver on behalf of First Bank, all documents and all instruments of transfer and conveyance, including but not limited to deeds, assignments, satisfactions, and lien releases, appropriately completed, with all ordinary or necessary endorsements, acknowledgments, affidavits and supporting documents and other papers as may be necessary or appropriate to (i) evidence and effect the sale and transfer of any asset of First Bank transferred to FNB (including but not limited to all loans and leases held by First Bank and the collateral or property with respect thereto); (ii) administer and otherwise satisfy the liabilities of First Bank assumed by FNB; (iii) enable FNB to bill, collect, service and administer all loans and other assets; and (iv) deal with, manage, operate and comply with, as the case may be, all Transferred Assets, Assumed Contracts and Assumed Liabilities transferred to and assumed by FNB pursuant to the Purchase Agreement.  First Bank hereby authorizes, ratifies and confirms all actions FNB may cause to be taken on its behalf pursuant to this Limited Power of Attorney now and in the future.  A photocopy of this Limited Power of Attorney is valid as an original for all purposes. Defined terms used herein and not otherwise defined shall have the meanings as set forth in the Purchase Agreement.

The authority herein contained extends to any interest in the loans and assets transferred from First Bank to FNB and all renewals, extensions, substitutions, and replacements therefor, and all instruments evidencing same, all other Transferred Assets, all Assumed Contracts and all Assumed Liabilities, all books and records related thereto, and all guarantees, mortgages, security agreements, pledge agreements, UCC financing statements related thereto.

This Limited Power of Attorney shall be governed by the laws of the state of Iowa in all respects.  Should any provision hereof be held invalid, that invalidity shall not affect the other provisions which shall remain in full force and effect.

[Signature Page Follows]

Exhibit F

FIRST BANK

By:
Name: Bill R. Messerschmidt
Title: President and CEO

STATE OF IOWA	)
) ss.
COUNTY OF POLK	)

On this ___ day of __________, 2014, before me, the undersigned, a Notary Public in and for said county, personally appeared Bill R. Messerschmidt, to me personally known, who being by me duly sworn, did say that the person is the President and CEO of said Iowa banking corporation and that said instrument was signed on behalf of the said corporation by authority of its Board of Directors; and the said Bill R. Messerschmidt acknowledged the execution of said instrument to be the voluntary act and deed of said corporation, by it voluntarily executed.

Notary Public

[Signature Page to Limited Power of Attorney]

Exhibit F

Exhibit G

Escrow Agreement

THIS ESCROW AGREEMENT, dated as of _______________, 2014, is entered into by and among _____________________________ (the "Escrow Agent"), First Bank, West Des Moines, Iowa (the "Seller") and First National Bank, Ames, Iowa (the "Buyer").

WHEREAS, Seller and Buyer have entered into a Purchase and Assumption Agreement dated _______________, 2014 for the purchase and assumption by Buyer of substantially all of Seller's Assets and Liabilities (as defined therein) (the "Purchase Agreement").

WHEREAS, pursuant to Section _____ of the Purchase Agreement, the parties have agreed that Buyer, at closing of the transaction contemplated by the Purchase Agreement, shall deliver the sum of [One Million and 00/100 Dollars ($1,000,000.00) plus an amount equal to the SBA Claim (as defined in the Purchase Agreement)] (the "Escrow Amount") to the Escrow Agent for the Escrow Agent to hold and deliver pursuant to this Agreement.

NOW, THEREFORE, in consideration of the above recitals and the mutual covenants set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                   Appointment.

The Escrow Agent agrees to receive, hold, administer and dispose of the Escrow Amount as set forth herein.  The use of the phrase "Escrow Agent" is solely for purposes of identification and does not indicate or imply that the Escrow Agent has any agency or other fiduciary obligations to any other person or entity.  Seller and Buyer shall each pay one-half of the fees and expenses of Escrow Agent as set forth on Exhibit A hereto.

2.                    Rights, Duties and Immunities.

Acceptance by the Escrow Agent of its duties under this Agreement is subject to the following terms and conditions, which all parties to this Agreement hereby agree shall govern and control the rights, duties and immunities of the Escrow Agent:

(a)            the Escrow Agent undertakes to perform such duties and only such duties as are expressly set forth herein, and no implied agreements or obligations shall be read into this Escrow Agreement against the Escrow Agent; the Escrow Agent shall not be liable except for the performance of such duties and obligations as are expressly set out in this Agreement;

(b)            the Escrow Agent shall not be responsible in any manner whatsoever for any failure or inability of the Buyer or the Seller, or of anyone else, to honor any of the provisions of this Agreement, the Purchase Agreement or any other agreement;

Exhibit G

(c)            the Seller and the Buyer jointly will reimburse and indemnify the Escrow Agent for, and hold it harmless from and against, any loss, liability or expense, including but not limited to reasonable counsel fees, arising out of or in connection with its acceptance of, or the performance of its duties and obligations under, this Agreement, except for losses, liabilities and expenses caused by the bad faith, willful misconduct or gross negligence of the Escrow Agent.

(d)            the Escrow Agent shall be fully protected in acting on and relying upon any written notice, direction, request, waiver, consent, receipt or other paper or document which the Escrow Agent in good faith believes to have been signed or presented by the proper party or parties;

(e)            the Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except its own bad faith, willful misconduct or gross negligence;

(f)            the Escrow Agent may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability and shall be fully protected in respect of any action taken, omitted or suffered by it in good faith in accordance with the opinion of such counsel;

(g)            the Escrow Agent makes no representation as to the validity, value, genuineness or collectibility of any security, document or instrument delivered to it; and

(h)            no provisions of this Escrow Agreement shall require the Escrow Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

3.                   Investment.

Unless otherwise instructed in writing by both Buyer and Seller, the Escrow Agent shall invest and reinvest the Escrow Amount in one or more [Money Market Funds or deposit accounts] offered by or available through Escrow Agent or other similar accounts (with no penalty for immediate withdrawal) customarily used by the Escrow Agent to invest funds held in circumstances similar to those contemplated hereby.

4.                   Release of Escrow Amount.

The Escrow Agent shall hold the Escrow Amount until it delivers the Escrow Amount as provided in this Section 4, as follows:

Exhibit G

(a)            The Escrow Agent, upon receipt of written instructions signed by both Seller and Buyer regarding the disbursement of the Escrow Amount, shall disburse the Escrow Amount, or a portion thereof, in accordance with such written instructions.

(b)            If the Escrow Agent receives written notice signed by the Buyer stating that the Buyer is entitled to the Escrow Amount or a portion thereof, (or that Seller is not otherwise entitled to any portion of the Escrow Amount) the Escrow Agent shall deliver or mail a copy thereof to the Seller and, unless the Escrow Agent has received a written notice of objection from the Seller specifying the amount to which Seller claims entitlement within fifteen (15) business days after such mailing, the Escrow Agent shall deliver the Escrow Amount or the requested portion thereof, as the case may be, to the Buyer.  If the Escrow Agent so receives a written notice of objection from the Seller, as provided above, a controversy shall be deemed to have occurred with respect to such contested amount for purposes of Section 4(d) hereof.

(c)            If the Escrow Agent receives written notice signed by the Seller stating that the Seller is entitled to the Escrow Amount or a portion thereof, the Escrow Agent shall deliver or mail a copy thereof to the Buyer and, unless the Escrow Agent has received a written notice of objection from the Buyer specifying the portion of the Escrow Amount to which Buyer claims entitlement, within fifteen (15) business days after such mailing, the Escrow Agent shall deliver the Escrow Amount or the requested portion thereof, as the case may be, to the Seller.  If the Escrow Agent so receives a written notice of objection from the Buyer, as provided above, a controversy shall be deemed to have occurred with respect to such contested amount for purposes of Section 4(d) hereof.

(d)            If a controversy arises between one or more of the parties hereto, or between any of the parties hereto and any person not a party hereto, as to whether or not or to whom the Escrow Agent shall deliver the Escrow Amount or as to any other matter arising out of or relating to the Escrow Amount or this Agreement, the Escrow Agent shall not be required to determine the same and shall not make any delivery of any disputed portion of the Escrow Amount but shall retain it until the Escrow Agent shall have received either (i) written instructions signed by both Buyer and Seller or (ii) a final, non-appealable judgment of a court of competent jurisdiction declaring the respective rights of the Buyer and Seller with respect to the Escrow Amount, in which case the Escrow Agent shall disburse the Escrow Amount in accordance with such instructions or judgment.  The Escrow Agent shall be entitled to assume that no such controversy has arisen unless it has received a written notice that such a controversy has arisen which refers specifically to this Agreement; provided, however, that the Escrow Agent shall not be bound by any such notice unless it is received before the Escrow Agent delivers the Escrow Amount, or any portion thereof.  If a controversy of the type referred to in this paragraph arises, the Escrow Agent may, in its sole discretion (but shall not be obligated to), commence interpleader or similar actions or proceedings for determination of the controversy.

5.	Successor Escrow Agent.

(a)            The Escrow Agent (and any successor escrow agent) may at any time resign as such by delivering the Escrow Amount to any successor escrow agent jointly designated in writing by the Buyer and the Seller, whereupon the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Escrow Agreement.  The resignation of the Escrow Agent shall take effect on the earlier of the appointment of a successor escrow agent or the day which is 30 days after the date of delivery of the Escrow Agent's written notice of resignation to the other parties hereto.  In the event that a successor escrow agent has not been appointed at the expiration of such 30-day period, the Escrow Agent's sole responsibility hereunder shall be the safekeeping of the Escrow Amount.

Exhibit G

(b)            If the Escrow Agent receives a written notice signed by the Seller and the Buyer stating that they have selected another escrow agent, the Escrow Agent shall deliver the Escrow Amount to the successor escrow agent named in the aforesaid notice within two business days.

6.              Construction.

This Agreement shall take effect as a sealed instrument and be construed under and governed by and enforced in accordance with the laws of the State of Iowa.

7.              Notices.

Any notice or communication given pursuant to this Agreement by any party to any other party shall be in writing and shall be deemed given when personally delivered or when sent by registered or certified mail, return receipt requested, postage prepaid, or by next business day courier service (such as Federal Express) or telecopy to the parties at their addresses set forth below or to such other address as any party may hereafter designate to the other party by like notice.

(a)            If to Seller:

First Bank (a/k/a	)

Attention: Bill R. Messerschmidt
Telephone:
Facsimile:

with a copy to:

Gregory P. Page
Nyemaster Goode, P.C.
700 Walnut Street, Suite 1600
Des Moines, Iowa 50309-3899
Attention:	Gregory P. Page
Telephone:	(515) 283-3100
Facsimile:	(515) 283-3108

Exhibit G

(b)        If to Buyer:

First National Bank, Ames, Iowa
405 5th Street
Ames, Iowa 50588
Attention:	Thomas H. Pohlman, Chairman
Telephone:	(515) 232-5561
Facsimile:	(515) 232-5778

with a copy to:

Robert A. Mullen
Belin McCormick, P.C.
666 Walnut Street, Suite 200
Des Moines, Iowa 50309
Telephone:	(515) 283-4623
Facsimile:	(515) 558-0623

8.            Headings.

The headings of the paragraphs of this Agreement are inserted as a matter of convenience and for reference purposes only, are of no binding effect, and in no respect define, limit or describe the scope of this Agreement or the intent of any paragraph.

9.             Counterparts.

This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each were upon the same instrument.

10.            Entire Agreement.

This Agreement represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, supersedes all prior negotiations between the parties, and can be amended, modified, supplemented, extended, terminated, discharged or changed only by an agreement in writing which makes specific reference to this Agreement and which is signed by the party intended to be bound thereby.

11.            Successors and Assigns.

This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted successors and assigns and shall not be enforceable by or create or evidence any right of any third party; provided, that this Agreement cannot be assigned without the express written consent of the parties.

Exhibit G

12.            Severability.

Any provision of this Agreement which may be determined by a court of competent jurisdiction to be prohibited or unenforceable shall be ineffective without invalidating the remaining provisions hereof.

[The remainder of this page is intentionally left blank.  Signature page follows]

Exhibit G

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed in its name and on its behalf, all as of the date first above written.

SELLER:

FIRST BANK

By:
Bill R. Messerschmidt, President

BUYER:

FIRST NATIONAL BANK, AMES, IOWA

By:
Thomas H. Pohlman, Chairman

ESCROW AGENT:

By:
Name:
Title:

[Signature Page to Escrow Agreement]

Exhibit G

Exhibit A to Escrow Agreement

FEES OF ESCROW AGENT

Exhibit G